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This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

October 5, 2006

OFFER TO PURCHASE FOR CASH
all of the issued and outstanding common shares of
ANORMED INC.
on the basis of
U.S.$12.00 for each Common Share
by
SIDNEY ACQUISITIONS ULC
an indirect wholly-owned subsidiary of
MILLENNIUM PHARMACEUTICALS, INC.

        Sidney Acquisitions ULC (the "Offeror"), an indirect wholly-owned subsidiary of Millennium Pharmaceuticals, Inc. ("Millennium"), hereby offers (the "Offer") to purchase all of the issued and outstanding common shares ("Common Shares") (other than the Common Shares owned by the Offeror or its affiliates and associates) of AnorMED Inc. ("AnorMED"), including all Common Shares that may become outstanding after the date of the Offer on the exercise of outstanding stock options granted pursuant to AnorMED's stock option plans, at a price of U.S. $12.00 for each Common Share.

        This Offer will be open for acceptance until 11:59 p.m. (Toronto time) on November 10, 2006 (the "Expiry Time") unless withdrawn or extended.

        The Offer is conditional (unless waived or amended by the Offeror) upon, among other things, there being validly deposited under the Offer and not withdrawn at least 66 2/3% of the Common Shares (calculated on a Diluted Basis), including those Common Shares held by the Offeror or its affiliates. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Each of the conditions of the Offer is set out in Section 4 of the Offer to Purchase: "Conditions of the Offer".

        The Common Shares are listed under the symbol "AOM" on the Toronto Stock Exchange ("TSX") and "ANOR" on the NASDAQ Global Market ("NASDAQ"), respectively. On September 25, 2006, the last trading day prior to Millennium's announcement of its intention to cause the Offeror to make the Offer, the closing price of the Common Shares was Cdn.$11.10 on the TSX and U.S.$9.95 on NASDAQ. The Offer represents a premium of approximately 20.7% and 20.6%, respectively, over the closing prices of the Common Shares on the TSX (based on the Bank of Canada daily noon exchange rate on September 25, 2006 of U.S.$1.00 = Cdn.$1.1162) and NASDAQ on September 25, 2006.

The Board of Directors of AnorMED, after consultation with its legal and financial advisors, and upon receipt of an opinion from Goldman, Sachs & Co., has UNANIMOUSLY determined that the Offer is fair to the Shareholders and to RECOMMEND that Shareholders ACCEPT the Offer. Millennium and AnorMED have entered into an agreement relating to the Offer. See Section 2 of the Circular: "Support Agreement".

        Holders of Common Shares ("Shareholders") that wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on blue paper) and deposit it, together with certificates representing their Common Shares to the Depositary and U.S. Forwarding Agent, Computershare Investor Services Inc., at the applicable address identified on the Letter of Transmittal and on the last page of this document, in accordance with the instructions in the Letter of Transmittal and Section 3 of the Offer to Purchase: "Manner of Acceptance", or request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction on behalf of such Shareholder.

        Persons whose Common Shares are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares if they wish to accept the Offer. Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance".

        Pursuant to separate Shareholder Support Agreements entered into with the Offeror and its affiliates, certain shareholders of AnorMED (collectively, the "Supporting Shareholders") have agreed to deposit under the Offer and not withdraw, subject to certain exceptions, all of the Common Shares owned or over which control or direction is exercised by such Supporting Shareholders, collectively representing approximately 21.5% of the outstanding Common Shares (calculated on a Diluted Basis). See Section 3 of the Circular: "Shareholder Support Agreements".

        Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document and the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or the U.S. Forwarding Agent at the offices shown on the Letter of Transmittal and on the last page of this document.

The Dealer Managers for the Offer are:

In Canada:	In the United States:
J.P. Morgan Securities Canada Inc. 200 Bay Street, Suite 1800 Toronto, Ontario Canada M5J 2J2	J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172 USA
The Depositary for the Offer is: Computershare Investor Services Inc.
By Hand, by Courier or by Registered Mail:	By Mail:
100 University Avenue 9th Floor Toronto, Ontario Canada M5J 2Y1	P.O. Box 7021 31 Adelaide Street East Toronto, Ontario Canada M5C 3H2
Attn: Corporate Actions	Attn: Corporate Actions
E-mail: corporateactions@computershare.com Telephone: 1-800-564-6253
The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
Computershare Investor Services Inc. 250 Royall Street Canton, Massachusetts 02021 USA	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 USA

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE TO SHAREHOLDERS

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of the Province of Alberta, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a non-U.S. company or its officers or directors in a court outside the United States for violations of United States federal securities laws. It may be difficult to compel such a company and its affiliates to subject themselves to a United States court's judgment.

        Shareholders should be aware that the purchase by the Offeror of the Common Shares held by them as described herein may have tax consequences in the United States, Canada and elsewhere. Such consequences may not be fully described herein. See Section 17 of the Circular: "United States Federal Income Tax Consequences", and Section 18 of the Circular: "Canadian Federal Income Tax Consequences".

FORWARD-LOOKING STATEMENTS

        Certain statements contained in the accompanying Offer to Purchase and Circular, including under Section 1 of the Circular: "Background to the Offer" and Section 5 of the Circular: "Purpose of the Offer and the Offeror's Plans for AnorMED", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. These statements may be identified by their use of forward-looking terminology such as the words "expects", "projects", "believes", "anticipates", "intends" or other similar words. Forward-looking statements are not statements of historical fact (including statements containing the words "believes", "plans", "anticipates", "expects", "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the ability of Millennium to successfully integrate AnorMED's operations and employees; the ability to realize anticipated synergies and cost savings; adverse results in drug discovery and clinical development and regulatory processes, particularly with respect to VELCADE® (bortezomib) for Injection and MOZOBIL™ (AMD3100); and the other factors described in (1) Millennium's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which has been filed with the SEC, and (2) AnorMED's Annual Information Form filed June 29, 2006 on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Regulatory Authorities and AnorMED's Form 40-F filed with the SEC on June 30, 2006. Millennium disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this Offer to Purchase.

CURRENCY AND EXCHANGE RATES

        All references in the Offer and the Circular to "dollars" or "$" are to United States dollars, unless otherwise indicated. The Bank of Canada daily noon exchange rate on October 4, 2006 was U.S.$1.00 = Cdn.$1.1287.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Common Shares and is not made for any Options or other rights to acquire Common Shares. Pursuant to the terms of the Support Agreement, AnorMED has agreed that, subject to the receipt of any necessary approvals of Securities Authorities, it will amend its stock option plans and related option agreements as may be necessary to permit holders of "in-the-money" Options to receive, in respect of each option they hold, a cash payment equal to the positive difference between the purchase price for each Common Share under the Offer less the exercise price of such option, less any applicable withholding taxes. Accordingly, it is expected that all outstanding Options will either be exercised for a cash payment and terminated or otherwise cancelled without payment of any consideration therefor in connection with the Offer. To the extent that AnorMED's stock option plans and related option agreements are not so amended, any holder of Options or other rights to acquire Common Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the Options or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. See Section 2 of the Circular: "Support Agreement—Outstanding Options".

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
SUMMARY		7
GLOSSARY		12
OFFER TO PURCHASE		18
1.	The Offer	18
2.	Time For Acceptance	18
3.	Manner of Acceptance	19
4.	Conditions of the Offer	23
5.	Extension and Variation of the Offer	25
6.	Take Up and Payment for Deposited Common Shares	26
7.	Withdrawal of Deposited Common Shares	28
8.	Return of Common Shares	30
9.	Changes in Capitalization, Distributions and Liens	30
10.	Mail Service Interruption	31
11.	Notice	31
12.	Market Purchases	32
13.	Other Terms of the Offer	32
CIRCULAR		34
1.	Background to the Offer	34
2.	Support Agreement	36
3.	Shareholder Support Agreements	43
4.	Recommendation of the Board of Directors of AnorMED	48
5.	Purpose of the Offer and the Offeror's Plans for AnorMED	48
6.	Source of Funds	49
7.	The Offeror and Millennium	49
8.	AnorMED	50
9.	Acquisition of Common Shares Not Deposited	52
10.	Holdings of Securities of AnorMED	56
11.	Trading in Securities of AnorMED	56
12.	Commitments to Acquire Securities of AnorMED	56
13.	Arrangements, Agreements or Understandings	56
14.	Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings	56
15.	Material Changes in the Affairs of AnorMED and Other Information	58
16.	Regulatory Matters	58
17.	United States Federal Income Tax Consequences	58
18.	Canadian Federal Income Tax Consequences	63
19.	Acceptance of the Offer	67
20.	Legal Matters	67
21.	Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent	67
22.	Statutory Rights	68
CERTIFICATE		69
SCHEDULE 1 INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND MILLENNIUM		70

v

SUMMARY TERM SHEET

Frequently Asked Questions and Answers Regarding the Offer

        Sidney Acquisitions ULC, an indirect wholly-owned subsidiary of Millennium, is offering to purchase all of the outstanding Common Shares of AnorMED, at a purchase price of U.S.$12.00 per Common Share. The following are some of the questions that you, as a shareholder of AnorMED, may have, as well as answers to those questions. We urge you to read carefully the remainder of the Offer to Purchase and Circular and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of the Offer to Purchase and Circular and the Letter of Transmittal. As used in these questions and answers, "we" or "us" or "our" refers to Millennium and Sidney Acquisitions ULC, the company making the Offer for the Common Shares.

Who is the Offeror and who is Millennium?

        The Offeror is Sidney Acquisitions ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta. The Offeror is an indirect wholly-owned subsidiary of Millennium.

        Millennium is a leading biopharmaceutical company focused on discovering, developing and commercializing innovative products in disease areas including cancer and inflammatory disorders, where unmet medical needs demand new therapies. Millennium currently markets VELCADE® (bortezomib) for Injection, the market leader for the treatment of patients with relapsed multiple myeloma, a hematological cancer. Millennium has a development pipeline of nine clinical and preclinical product candidates in its therapeutic focus areas. Its discovery organization is focused on oncology. Strategic business relationships are a key component of Millennium's business.

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding Common Shares of AnorMED, including Common Shares that may become outstanding on the exercise of options to acquire Common Shares. See Section 1 of the Offer to Purchase: "The Offer".

What is the purpose of your Offer?

        The purpose of our Offer is to enable us to acquire all the issued and outstanding Common Shares of AnorMED.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay U.S.$12.00 per Common Share, net to you in cash, less any applicable withholding taxes and without the payment of interest. However, you may elect to receive payment in Canadian dollars at the exchange rate negotiated between the Offeror and its bank or other financial institution on the date on which funds are provided to the Depositary to pay for Common Shares at the time they are to be taken up under the Offer. That rate will generally be somewhat lower than the rate posted by the Bank of Canada, reflecting currency exchange fees or commissions charged by such bank or other financial institution to the Offeror to effect such exchange.

        For example, on October 4, 2006, an intra-day cash rate quoted by Royal Bank of Canada for the purchase of U.S. dollars was Cdn.$1.1039 per U.S. $1.00. If you elected to receive payment in Canadian dollars, based on that exchange rate, you would have received Cdn.$13.25 per Common Share. Although the Offer price of U.S.$12.00 per Common Share is fixed, the amount you would receive in Canadian dollars with respect to Common Shares will vary with the U.S. dollar to Canadian dollar exchange rate obtained by the Offeror, which may be higher or lower than the above rate at the time of exchange. See Section 3 of the Offer to Purchase: "Manner of Acceptance—Currency of Payment".

        If you are the owner of record of your Common Shares and you tender your Common Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3 of the Offer to Purchase: "Manner of Acceptance".

How do you plan to pay for the Common Shares?

        We have sufficient funds to pay for the Common Shares that are accepted by us in our Offer, and to pay for any shares acquired under the Compulsory Acquisition that may follow the successful completion of our Offer. Our source of funds is our available cash on hand. Our Offer is not subject to any financing conditions. See Section 6 of the Circular: "Source of Funds".

How long do I have to decide whether to tender in the Offer?

        Unless the Offer is extended, you will have until 11:59 p.m. (Toronto time) on November 10, 2006 to tender your Common Shares under the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in the Offer. See Section 3 of the Offer to Purchase: "Manner of Acceptance".

Can the Offer be extended?

        We can extend the Offer. For more details on our ability to extend the Offer, see Section 5 of the Offer to Purchase: "Extension and Variation of the Offer".

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Investor Services Inc., the Depositary, of that fact and will make a public announcement of the extension not later than 9:00 a.m. (Toronto time) on the next business day after the day on which the Offer was scheduled to expire. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer".

What are the most significant conditions to the Offer?

        We have the right to withdraw the Offer or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer unless at the Expiry Time of the Offer, and at the time we first take up and pay for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a Diluted Basis).

        The Offer is subject to additional conditions, including the receipt of all requisite governmental or regulatory consents, the non-termination of the Support Agreement between Millennium and AnorMED and the Shareholder Support Agreements between Millennium and certain shareholders of AnorMED, and the non-occurrence of any Material Adverse Change with respect to AnorMED. See Sections 2, 3 and 16 of the Circular: "Support Agreement", "Shareholder Support Agreements" and "Regulatory Matters". For a complete list of the conditions to the Offer, see Section 4 of the Offer to Purchase: "Conditions of the Offer".

How do I tender my Common Shares?

        To tender Common Shares, you must deliver the certificates representing your shares, together with a completed and duly executed Letter of Transmittal and any other documents required by the

Letter of Transmittal, to Computershare Investor Services Inc., the Depositary and U.S. Forwarding Agent for the Offer, at the applicable address set forth in the Letter of Transmittal, prior to the time that the Offer expires.

        If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee) in the United States, the Common Shares can be tendered by your nominee through the Depositary or the U.S. Forwarding Agent.

        You may also accept our Offer pursuant to the procedures for book-entry transfer detailed in the Offer to Purchase and Circular and have your Common Shares tendered by your nominee through CDS or DTC at or prior to the Expiry Time. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary prior to the third trading day on the TSX after the Expiry Date. See Section 3 of the Offer to Purchase: "Manner of Acceptance".

Until what time can I withdraw tendered Common Shares?

        You may withdraw all or a portion of your Common Shares tendered to the Offer:

  (a)
  at any time before the Common Shares have been taken up by us;

  (b)
  at any time before,

  (i)
  the expiration of ten days from the date upon which a notice of a change in the information contained in the Offer to Purchase or the Circular, each as may be amended from time to time, which change is one that would reasonably be expected to affect the decision of a shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates), in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer;

  (ii)
  the expiration of ten business days from the date upon which a notice of a variation in the terms of the Offer that relates to an increase or decrease in the consideration offered for the Common Shares or a change in the percentage of Common Shares being sought under the Offer; or

  (iii)
  the expiration of ten days from the date upon which a notice of variation concerning a variation in the terms of the Offer (other than a variation to which paragraph (ii) above applies or a variation in the terms of the Offer consisting solely of the waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by us at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

  (c)
  if your Common Shares have not been paid for by us within three business days after having been taken up; or

  (d)
  at any time after 60 days from the commencement of the Offer, provided that your Common Shares have not been accepted for payment by us prior to the receipt by the Depositary or the U.S. Forwarding Agent, depending on with whom you originally deposited your Common Shares, of the notice of withdrawal in respect of such Common Shares.

        See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer" and Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

How do I withdraw tendered Common Shares?

        To withdraw Common Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary or the U.S. Forwarding Agent while you still have the right to withdraw the Common Shares. See Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

When and how will I be paid for my tendered Common Shares?

        Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Common Shares promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer. We will pay for your validly tendered and not withdrawn Common Shares by depositing the purchase price with Computershare Investor Services Inc., the Depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by the Depositary of certificates for such Common Shares (or of a confirmation of a book-entry transfer in the United States or Canada of such Common Shares), a properly completed and duly executed Letter of Transmittal (or agent's message if the transfer is made by book-entry transfer) and any other required documents for such Common Shares. See Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares".

Will the Offer be followed by an acquisition of Common Shares not tendered in the Offer?

        If we purchase Common Shares in the Offer that represent at least 66 2/3% of the outstanding Common Shares (calculated on a Diluted Basis), we intend to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals U.S.$12.00 per Common Share less any applicable withholding taxes. See Section 9 of the Circular: "Acquisition of Common Shares Not Deposited".

If at least 66 2/3% of the outstanding Common Shares are tendered and accepted for payment, will AnorMED continue as a public company?

        In all likelihood, no. If we acquire at least 90% of the outstanding Common Shares, we intend to exercise our statutory right to acquire the remainder of the Common Shares held by each shareholder that did not tender its Common Shares on the same terms, including price, as the Common Shares that are acquired in the Offer; provided that any shareholder that did not accept the Offer may demand payment of the fair value of such Common Shares if it follows the statutory procedures for making such demand. If we acquire at least 66 2/3%, but less than 90% of the outstanding Common Shares (calculated on a Diluted Basis), we intend to pursue other means of acquiring, directly or indirectly, the remaining Common Shares, including by way of an amalgamation, statutory arrangement, capital reorganization or other transaction involving AnorMED and us. We call these transactions "subsequent acquisition transactions". Even if for some reason we do not acquire the remaining Common Shares, if we purchase all of the tendered Common Shares, there may be so few remaining shareholders and publicly held shares that:

  •
  the Common Shares may no longer be eligible to be quoted and traded on the TSX, NASDAQ or any other securities market or exchange;

  •
  there may not be a public trading market for Common Shares; and

  •
  if permitted by applicable law, AnorMED may cease making filings with the securities regulatory authorities in Canada and with the SEC or otherwise cease being required to comply with the securities regulatory authorities in Canada and SEC rules relating to publicly held companies.

        See Section 14 of the Circular: "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

If I decide not to tender my Common Shares, how will the Offer affect my Common Shares?

        If we acquire the Common Shares not purchased in the Offer as described above, shareholders not tendering in the Offer will receive the same amount of cash per Common Share that they would have received had they tendered their Common Shares in the Offer, subject to any appraisal rights properly exercised under Canadian law. Therefore, if such acquisition occurs and you do not perfect your appraisal rights, if any, the only difference to you between tendering your Common Shares and not tendering your Common Shares is that you will be paid earlier if you tender your Common Shares. If such acquisition does not occur, however, the number of shareholders and the number of Common Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Shares. Also, as described above, if permitted by applicable law, AnorMED may cease making filings with the securities regulatory authorities in Canada and with the SEC or otherwise cease being required to comply with the securities regulatory authorities in Canada and SEC rules relating to publicly held companies. See Section 14 of the Circular: "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

What is the position of the Board of Directors of AnorMED regarding the Offer?

        The Board of Directors of AnorMED, after consultation with its legal and financial advisors and upon receipt of a fairness opinion from its financial advisor, Goldman, Sachs & Co., has unanimously determined that the Offer is fair to the shareholders of AnorMED and to recommend that Shareholders accept the Offer.

What are the United States federal income tax consequences of tendering Common Shares?

        The receipt of cash by a United States Holder under the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) in exchange for Common Shares will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax Laws. Further, if it is determined that AnorMED is or has been a passive foreign investment company for tax purposes, adverse tax consequences may result which you may be able to mitigate if you make certain tax elections.

        We encourage you to consult your tax advisor regarding the United States federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 17 of the Circular: "United States Federal Income Tax Consequences".

What are the Canadian federal income tax consequences of tendering Common Shares?

        In general, a Shareholder who is resident in Canada for purposes of the Canadian Tax Act, who deals at arm's length and is not affiliated with AnorMED or us, who holds Common Shares as capital property and who disposes of such Common Shares under our Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are less than) the total of the aggregate adjusted cost base to the Shareholder of such Common Shares immediately before the disposition and any reasonable costs of disposition.

        In general, a Shareholder who is a non-resident of Canada for purposes of the Canadian Tax Act, who deals at arm's length and is not affiliated with AnorMED or us, who holds Common Shares as capital property, who does not use or hold such Common Shares in carrying on a business in Canada and who disposes of such Common Shares under our Offer will not be subject to Canadian federal income tax on any capital gain realized on that disposition unless those shares constitute "taxable

Canadian property" (within the meaning of the Canadian Tax Act) to such Shareholder and the gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to an exemption contained in an applicable income tax treaty.

        We encourage you to consult your tax advisor regarding the Canadian federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 18 of the Circular: "Canadian Federal Income Tax Consequences".

Whom can I talk to if I have questions about the Offer?

        Questions and requests for assistance may be directed to Computershare Investor Services Inc., as the Depositary and U.S. Forwarding Agent for our Offer, or MacKenzie Partners, Inc., as U.S. information agent for the Offer, at their respective addresses shown on the last page of the Circular.

SUMMARY

        The following is only a summary of selected information contained in the Offer Documents and is qualified in its entirety by reference to the detailed provisions of those documents. The information concerning AnorMED contained in the Offer Documents has been taken from or is based upon publicly available documents or records on file with the Regulatory Authorities and other public sources of information provided to the Offeror by AnorMED. Certain capitalized terms used in this summary are defined in the Glossary. Shareholders are urged to read the Offer Documents in their entirety.

The Offer

        The Offer is made by the Offeror for all of the issued and outstanding Common Shares and all rights attached to or appurtenant thereto (other than those owned by the Offeror or its affiliates) and including any Common Shares that may become outstanding after the date of the Offer upon the exercise of outstanding Options. We are offering to pay U.S.$12.00 per Common Share net to you in cash less any applicable withholding taxes and without the payment of interest. The Offer is open for acceptance until, but not later than, the Expiry Time unless withdrawn or extended by the Offeror. See Section 1 of the Offer to Purchase: "The Offer".

        The Offer is made only for the Common Shares and is not made for any Options or other rights, if any, to purchase or receive Common Shares. Pursuant to the terms of the Support Agreement, AnorMED has agreed that, subject to the receipt of any necessary approvals of Securities Authorities, it will amend its stock option plans and related option agreements as may be necessary to permit holders of "in-the-money" Options to receive, in respect of each option they hold, a cash payment equal to the positive difference between the purchase price for each Common Share under the Offer less the exercise price of such option, less any applicable withholding taxes. Accordingly, it is expected that all outstanding Options will either be exercised for a cash payment and terminated or otherwise cancelled without payment of any consideration therefor in connection with the Offer. To the extent that AnorMED's stock option plans and related option agreements are not so amended, any holder of Options or other rights to acquire Common Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the Options or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. See Section 2 of the Circular: "Support Agreement—Outstanding Options".

        The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer to Purchase: "Conditions of the Offer".

        The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its respective agents may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Time for Acceptance

        The Offer is open for acceptance until 11:59 p.m. (Toronto time) on November 10, 2006, subject to certain rights of extension and withdrawal. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer", Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares" and Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

Recommendation of the Board of Directors of AnorMED

        The Board of Directors of AnorMED, after consultation with its legal and financial advisors, and upon receipt of an opinion from Goldman, Sachs & Co., has unanimously determined that the Offer is fair to the Shareholders and to recommend that Shareholders accept the Offer.

Fairness Opinion

        Goldman, Sachs & Co., the financial advisor to the Board of Directors of AnorMED, has delivered a fairness opinion to the Board of Directors in which it concluded that the consideration to be received under the Offer is fair, from a financial point of view, to the Shareholders.

Shareholder Support Agreements

        Pursuant to the Shareholder Support Agreements, the Supporting Shareholders have agreed to deposit under the Offer and not withdraw, subject to certain conditions, all of the Common Shares owned or over which control or direction is exercised by such Supporting Shareholders, collectively representing approximately 21.5% of the outstanding Common Shares (calculated on a Diluted Basis). See Section 3 of the Circular: "Shareholder Support Agreements".

Manner of Acceptance

        Shareholders wishing to accept the Offer must (i) deposit the certificates representing their Common Shares, together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, at the office of the Depositary or the U.S. Forwarding Agent specified in the Letter of Transmittal at or prior to the Expiry Time, (ii) follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Instructions are contained in the Letter of Transmittal that accompanies this Offer to Purchase and Circular. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. The offices of the Depositary and the U.S. Forwarding Agent will be open during normal business hours until the Expiry Time.

        Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance".

Conditions of the Offer

        The Offeror reserves the right to withdraw the Offer and not take up and pay for or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase: "Conditions of the Offer", are satisfied or, where permitted, waived prior to the Expiry Time by the Offeror. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn, at least 66 2/3% of the Common Shares (calculated on a Diluted Basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not be included as part of the minority approval of a Subsequent Acquisition Transaction, the receipt of all requisite governmental or regulatory consents, the non-termination of the Support Agreement between Millennium and AnorMED and the Shareholder Support Agreements between Millennium and certain shareholders of AnorMED, and the non-occurrence of any Material Adverse

Change with respect to AnorMED. Except for the Minimum Condition, which may be varied or waived only with the prior written consent of AnorMED, all of such conditions are for the exclusive benefit of the Offeror and may be waived by it, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights that the Offeror may have. For a complete description of the conditions to the Offer, see Section 4 of the Offer to Purchase: "Conditions of the Offer".

The Offeror and Millennium

        The Offeror is a corporation incorporated under the laws of the Province of Alberta and is an indirect wholly-owned subsidiary of Millennium. The Offeror has not carried on any business other than that incidental to the making of the Offer. See Section 7 of the Circular: "The Offeror and Millennium".

        Millennium was incorporated under the laws of the State of Delaware. Millennium is a leading biopharmaceutical company focused on discovering, developing and commercializing innovative products in disease areas such as cancer and inflammatory disorders, where unmet medical needs demand new therapies. Its discovery organization is focused on oncology. See Section 7 of the Circular: "The Offeror and Millennium".

AnorMED

        AnorMED was incorporated under the CBCA on January 5, 1996 as "AnorMED Inc." Its corporate head office is located at 200—20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5. Its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1B3. AnorMED has one wholly-owned subsidiary, AnorMED UK Limited, incorporated within the United Kingdom.

        AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on AnorMED's research into chemokine receptors. AnorMED's product pipeline includes MOZOBIL™ (AMD3100), in Phase III clinical trials in cancer patients undergoing stem cell transplantation; AMD070, in "proof-of-principle" Phase I-II studies for HIV; and several novel classes of compounds in preclinical development that target specific chemokine receptors known to be involved in a variety of diseases.

Purpose of the Offer and Plan Regarding the Acquisition of Common Shares Not Deposited

        The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. If the Offeror acquires at least 90% of the Common Shares, the Offeror may acquire the remaining Common Shares pursuant to the compulsory acquisition procedures contained in the CBCA. If the Offeror acquires less than 90% of the Common Shares, the Offeror currently intends to avail itself of such other corporate actions or proceedings as may be legally available, including a Subsequent Acquisition Transaction, to acquire the remaining Common Shares without the consent of all the holders thereof. See Section 9 of the Circular: "Acquisition of Common Shares Not Deposited".

Reasons for the Offer

        The acquisition of the Common Shares of AnorMED provides Millennium with the opportunity to carry forward the development of MOZOBIL™, a late-stage Phase III hematology-oncology product of AnorMED which facilitates stem cell mobilization in patients undergoing bone marrow transplantation, the majority of whom have multiple myeloma or non-Hodgkins lymphoma. Millennium believes that MOZOBIL™ is an excellent strategic fit with Millennium's focus in hematology-oncology, where Millennium's product VELCADE® (bortezomib) for Injection leads the market in treating patients with relapsed multiple myeloma and which is being researched as a therapy in front-line myeloma and in relapsed non-Hodgkins lymphoma. This proposed acquisition is aligned with Millennium's goal to bring in products that accelerate revenue growth, leverage its hematology/oncology sales infrastructure and benefit from Millennium's development, regulatory and commercial expertise. Millennium plans to carry forward the work of the AnorMED team and to improve outcomes for transplant-eligible patients by bringing MOZOBIL™ to market as rapidly as possible after the acquisition. Upon the completion of the acquisition, Millennium believes AnorMED would strengthen Millennium's foundation in building a leading biopharmaceutical company in oncology and inflammation.

Benefits to the Shareholders

        The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to recent market prices. The Offer represents a premium of approximately 21% over the closing price of Common Shares on the TSX and NASDAQ on the last trading day immediately preceding the announcement of the Offer and a premium of approximately 40% over the offer of Genzyme Corporation dated September 1, 2006.

Payments for Deposited Common Shares

        If all of the conditions referred to under Section 4 of the Offer to Purchase: "Conditions of the Offer", have been satisfied or waived by the Offeror, the Offeror will (unless the Offeror shall have withdrawn or terminated the Offer) become obligated to take up and pay for all Common Shares validly deposited under the Offer and not withdrawn promptly, and in any event not later than three Business Days after the Expiry Date. Any Common Shares deposited under the Offer subsequent to the date on which the Offeror first takes up and pays for Common Shares deposited under the Offer will be taken up and paid for by the Offeror within ten days of such deposit. See Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares".

Rights to Withdraw

        All deposits of Common Shares pursuant to the Offer are irrevocable except as provided in Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

Regulatory Matters

        The Offeror's obligation to take up and pay for the Common Shares is conditional on all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities) that are necessary in connection with the Offer having been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) having expired or been terminated. See Section 16 of the Circular: "Regulatory Matters".

United States Federal Income Tax Consequences

        The receipt of cash by a United States Holder under the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) in exchange for Common Shares will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax Laws. Further, if it is determined that AnorMED is or has been a passive foreign investment company for tax purposes, adverse tax consequences may result which you may be able to mitigate if you make certain tax elections. We encourage you to consult your tax advisor regarding the United States federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 17 of the Circular: "United States Federal Income Tax Consequences".

Canadian Federal Income Tax Consequences

        In general, a Shareholder who is resident in Canada, who deals at arm's length and is not affiliated with AnorMED or us, who holds Common Shares as capital property for purposes of the Canadian Tax Act, and who disposes of such Common Shares under our Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are less than) the total of the aggregate adjusted cost base to the Shareholder of such Common Shares immediately before the disposition and any reasonable costs of disposition.

        In general, a Shareholder who is a non-resident of Canada for purposes of the Canadian Tax Act, who deals at arm's length and is not affiliated with AnorMED or us, who holds Common Shares as capital property, who does not use or hold such Common Share in carrying on a business in Canada and who disposes of such Common Shares under our Offer will not be subject to Canadian federal income tax on any capital gain realized on that disposition unless those shares constitute "taxable Canadian property" (within the meaning of the Canadian Tax Act) to such Shareholder and the gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to an exemption contained in an applicable income tax treaty.

        We encourage you to consult your tax advisor regarding the Canadian federal income and other tax consequences of depositing your Common Shares in our Offer. See Section 18 of the Circular: "Canadian Federal Income Tax Consequences".

Depositary and U.S. Forwarding Agent

        Computershare Investor Services Inc. is acting as Depositary and U.S. Forwarding Agent for the Offer and MacKenzie Partners, Inc. is acting as Information Agent. The Depositary and U.S. Forwarding Agent will receive deposits of Common Shares and accompanying Letters of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), as well as Notices of Guaranteed Delivery at the addresses specified in the Letter of Transmittal and the Notice of Guaranteed Delivery. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer.

        Shareholders should contact the Depositary, the U.S. Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.

        See Sections 2, 3 and 6 of the Offer to Purchase: "Time for Acceptance", "Manner of Acceptance" and "Take Up and Payment for Deposited Common Shares" and Section 21 of the Circular: "Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent".

Stock Exchange Listing

        The Common Shares are listed on the TSX under the trading symbol "AOM" and on NASDAQ under the trading symbol "ANOR". See Section 8 of the Circular: "AnorMED—Price Ranges and Trading Volumes of Common Shares". As a result of the acceptance of the Offer by holders of the Common Shares, it is possible that the Common Shares will no longer meet the minimum listing requirements of the TSX and NASDAQ. If the Offer is successful, the Offeror intends to delist the Common Shares from the TSX and NASDAQ. See Section 14 of the Circular: "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

GLOSSARY

        In the Summary, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Summary, the Offer or the Circular.

        "affiliate" has the meaning ascribed to that term in the CBCA;

        "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant;

        "Alternative Transaction" means (other than by the Offeror or its affiliates and except for the transactions contemplated hereby): (i) any merger, formal take-over bid or tender offer made by way of take-over bid circular, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, consolidation, issuer bid, liquidation or winding-up in respect of AnorMED or any of its subsidiaries; (ii) any sale of assets of AnorMED or any of its subsidiaries having an aggregate value equal to 20% or more of the fair market value of AnorMED's and its subsidiaries' assets on a consolidated basis, or any license, strategic alliance, lease, supply agreement or other arrangement having a similar economic effect; (iii) any transaction to which AnorMED is a party which would result in any Person owning or controlling or having the right to acquire 20% or more of the Common Shares; (iv) any transaction similar to the foregoing clauses (ii) or (iii) of or involving AnorMED or any of its subsidiaries; or (v) any written proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any Person;

        "AMF" means the Autorité des marches financiers (Québec);

        "AMF Regulation Q-27" means Regulation Q-27—Respecting Protection of Minority Securityholders in the Course of Certain Transactions of the AMF;

        "AnorMED" means AnorMED Inc., a corporation incorporated under the laws of Canada on January 5, 1996, and, where the context requires, its subsidiaries and joint ventures;

        "associate" has the meaning ascribed thereto in the Securities Act (British Columbia);

        "Board of Directors" means the board of directors of AnorMED;

        "Book-Entry Confirmation" means confirmation of a book-entry transfer of a Shareholder's Common Shares into the Depositary's account at CDS or DTC, as applicable;

        "Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Boston, Massachusetts;

        "Canadian Tax Act" means the Income Tax Act (Canada), as amended;

        "CBCA" means the Canada Business Corporations Act;

        "CDS" means the Canadian Depositary for Securities Limited;

        "CDSX" means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

        "Circular" means the take-over bid circular accompanying the Offer and forming part hereof;

        "Code" has the meaning ascribed thereto in Section 17 of the Circular: "United States Federal Income Tax Consequences";

        "Common Shares" means the common shares in the capital of AnorMED as constituted on the date hereof and all rights attached or appurtenant thereto;

        "Competition Act" means the Competition Act (Canada), as amended;

        "Compulsory Acquisition" has the meaning ascribed thereto in Section 9 of the Circular under the heading "Acquisition of Common Shares Not Deposited—Compulsory Acquisition";

        "CRA" means the Canada Revenue Agency;

        "Dealer Managers" means, in Canada, JP Morgan Securities Canada Inc. and, in the United States, JP Morgan Securities Inc.;

        "Depositary" means Computershare Investor Services Inc. at the address specified in the Letter of Transmittal and on the last page of this document;

        "Diluted Basis" means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding Options and other rights to purchase Common Shares in consideration of payment of an exercise price that is less than the price to be paid under the Offer are exercised and all other such rights are cancelled;

        "Dissenting Offeree" has the meaning ascribed thereto in Section 9 of the Circular: "Acquisition of Common Shares Not Deposited—Compulsory Acquisition";

        "DTC" means The Depository Trust Company;

        "Eligible Institution" means a Canadian Schedule 1 chartered bank, a member of the Securities Transfer Agents Medallion Program ("STAMP"), a member of the Stock Exchange Medallion Program ("SEMP") or a member of the New York Stock Exchange Inc. Medallion Signature Program ("MSP"), where the members of these programs are usually members of a recognized stock exchange in the United States or Canada, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act;

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

        "Expiry Date" means November 10, 2006 or such other date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase: "Extension and Variation of the Offer";

        "Expiry Time" means 11:59 p.m. (Toronto time) on the Expiry Date or such other time or times as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase: "Extension and Variation of the Offer";

        "FDA" means the United States Food and Drug Administration;

        "Governmental Authority" means any regulatory authority, government or government department or agency, commission, ministry, office, tribunal, Crown corporation or any other entity with the power to establish laws having jurisdiction or claiming to have jurisdiction on behalf of any nation, province, territory, state, municipality or other geographic or other subdivision thereof;

        "Information Agent" means MacKenzie Partners, Inc.;

        "Laws" means all applicable laws, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any governmental, regulatory, court or other authority having jurisdiction over the applicable party;

        "Letter of Transmittal" means the letter of transmittal in the form printed on blue paper accompanying the Offer to Purchase and Circular;

        "Material Adverse Change" means any change, effect, event or occurrence in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or condition (financial or otherwise) of AnorMED (on a consolidated basis)

which is, or could likely be expected to be, material and adverse to AnorMED (on a consolidated basis) other than a change, effect, event or occurrence relating to:

  (a)
  the Canadian, United States or international political, economic or financial conditions in general;

  (b)
  the state of Canadian, United States or international securities or currency exchange markets in general;

  (c)
  the industry in which AnorMED and its subsidiaries operate;

  (d)
  changes in Laws or interpretations thereof by any Governmental Authority;

  (e)
  changes in accounting requirements not specifically directed at AnorMED;

  (f)
  the announcement of the transactions contemplated by the Support Agreement or other communication by Millennium or Offeror of its plans or intentions with respect to any of the businesses of AnorMED or any of its subsidiaries;

  (g)
  the consummation of the transactions contemplated by the Support Agreement or any actions taken pursuant to the Support Agreement;

  (h)
  any delay or disruption to the ordinary course of AnorMED's business occasioned by the announcement or implementation of the transactions contemplated by the Support Agreement;

  (i)
  any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

  (j)
  any change in the market price or trading volume of the Common Shares;

  (k)
  any matter, either alone or in combination with other matters, that has been disclosed in AnorMED's public filings;

  (l)
  any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to AnorMED's MOZOBIL™ product candidate;

  (m)
  any other negative actions, requests, recommendations or decisions of the FDA, Health Canada or similar Governmental Authority, other than with respect to AnorMED's MOZOBIL™ product candidate, which would materially and adversely cause a delay in the development of such product candidate;

  (n)
  any change, effect, event or occurrence relating to AnorMED's clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's MOZOBIL™ product candidate;

  (o)
  any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other Person; or

  (p)
  safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with MOZOBIL™, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with MOZOBIL™ and which, in either case, would have a materially negative impact on the label for MOZOBIL™ once approved.

        For greater certainty, Material Adverse Change shall be deemed to include without limitation (i) a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's MOZOBIL™ product candidate, or (ii) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to AnorMED's MOZOBIL™ product candidate;

        "Material Adverse Effect" when used in connection with AnorMED, means any effect in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or condition (financial or otherwise) of AnorMED (on a consolidated basis) which is, or could likely be expected to be, material and adverse to AnorMED (on a consolidated basis) other than a change, effect, event or occurrence relating to:

  (a)
  the Canadian, United States or international political, economic or financial conditions in general;

  (b)
  the state of Canadian, United States or international securities or currency exchange markets in general;

  (c)
  the industry in which AnorMED and its Subsidiaries operate;

  (d)
  changes in Laws or interpretations thereof by any Governmental Authority;

  (e)
  changes in accounting requirements not specifically directed at AnorMED;

  (f)
  the announcement of the transactions contemplated by the Support Agreement or other communication by Millennium or Offer of its plans or intentions with respect to any of the businesses of AnorMED or any of its Subsidiaries;

  (g)
  the consummation of the transactions contemplated by the Support Agreement or any actions taken pursuant to the Support Agreement;

  (h)
  any delay or disruption to the ordinary course of AnorMED's business occasioned by the announcement or implementation of the transactions contemplated by the Support Agreement;

  (i)
  any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

  (j)
  any change in the market price or trading volume of the Common Shares;

  (k)
  any matter, either alone or in combination with other matters, that has been disclosed in AnorMED's public filings;

  (l)
  any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to AnorMED's MOZOBIL™ product candidate;

  (m)
  any other negative actions, requests, recommendations or decisions of the FDA, Health Canada or similar Governmental Authority, other than with respect to AnorMED's MOZOBIL™ product candidate, which would materially and adversely cause a delay in the development of such product candidate;

  (n)
  any change, effect, event or occurrence relating to AnorMED's clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's MOZOBIL™ product candidate;

  (o)
  any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other Person; or

  (p)
  safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with MOZOBIL™, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with MOZOBIL™ and which, in either case, would have a materially negative impact on the label for MOZOBIL™ once approved.

        For greater certainty, Material Adverse Effect shall be deemed to include without limitation (i) a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's MOZOBIL™ product candidate, or (ii) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to AnorMED's MOZOBIL™ product candidate;

        "Minimum Condition" has the meaning ascribed thereto in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer";

        "NASDAQ" means the NASDAQ Global Market;

        "Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer to Purchase and Circular;

        "Offer" means the offer to purchase Common Shares made hereby to the Shareholders;

        "Offer Documents" means, collectively, the Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

        "Offer Period" means the period commencing on October 5, 2006 and ending at the Expiry Time;

        "Offeror" means Sidney Acquisitions ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta;

        "Offeror's Notice" has the meaning ascribed thereto in Section 9 of the Circular: "Acquisition of Common Shares Not Deposited—Compulsory Acquisition";

        "Options" means the outstanding options to acquire Common Shares;

        "OSC" means the Ontario Securities Commission;

        "OSC Rule 61-501" means Ontario Securities Commission Rule 61-501—Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions;

        "Other Securities" has the meaning ascribed thereto in Section 3 of the Offer: "Manner of Acceptance—General";

        "Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

        "PFIC" means a passive foreign investment company for United States federal income tax purposes;

        "Proposed Amendments" has the meaning ascribed thereto in Section 18 of the Circular: "Canadian Federal Income Tax Consequences";

        "Purchased Securities" has the meaning ascribed thereto in Section 3 of the Offer: "Manner of Acceptance—General";

        "QEF" means a timely qualified electing fund election for United States federal income tax purposes;

        "Regulatory Authorities" means the securities commissions or other regulatory authorities in Canada and, as applicable, the United States and elsewhere;

        "Rights" means rights issued to Shareholders pursuant to the Rights Plan;

        "Rights Plan" means the limited duration shareholder rights plan agreement dated August 29, 2006 between AnorMED and Computershare Investor Services Inc., as Rights Agent;

        "SEC" means the United States Securities and Exchange Commission;

        "Securities Authorities" means the TSX, NASDAQ and the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof, the SEC and any applicable state securities regulatory authorities;

        "Securities Laws" means the securities laws, rules and regulations of each of the provinces and territories of Canada and applicable federal and state securities laws of the United States;

        "Shareholders" means the holders of Common Shares;

        "Shareholder Support Agreements" mean the shareholder support agreements between Millennium and the Supporting Shareholders as described in Section 3 of the Circular: "Shareholder Support Agreements";

        "Subsequent Acquisition Transaction" has the meaning ascribed thereto in Section 9 of the Circular under "Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transactions";

        "Subsequent Offering Period" has the meaning ascribed thereto is Section 5 of the Offer to Purchase: "Extension and Variation of the Offer";

        "subsidiary" has the meaning set forth in the CBCA;

        "Superior Proposal" means any bona fide written proposal for an Alternative Transaction (i) which, in the opinion of the Board of Directors, acting in good faith and after receiving the advice of its financial advisors and outside legal advisors, is reasonably capable of constituting a commercially feasible transaction taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal, for which adequate financial arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for the Shares or otherwise complete such transaction and which could be carried out within a time frame that is reasonable in the circumstances, and which if consummated, would result in the Shareholders receiving a greater cash consideration per Share than contemplated by the Offer or, in the case of an Alternative Transaction including consideration other than cash, which is otherwise more favourable to Shareholders from a financial point of view than the Offer, and (ii) which did not result from a breach of AnorMED's non-solicitation obligations contained in the Support Agreement;

        "Support Agreement" means the agreement dated September 26, 2006 among Millennium and AnorMED relating to the Offer, as more particularly described in Section 2 of the Circular under the heading "Support Agreement";

        "Supporting Shareholders" means, collectively, Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., 14159, L.P., Baker/Tisch Investments, L.P., Baker Brothers Life Sciences, L.P., and Kenneth Galbraith;

        "Take-up Date" means the date that the Offeror first takes up Common Shares pursuant to the Offer;

        "Taxes" means all taxes, duties, fees, premiums, assessments, levies and other fees of any kind whatsoever levied by any Governmental Authority or to be paid under any Laws (including, without limitation, income tax, goods and services tax, sales and excise tax, capital tax, tax deductions, property tax, corporate tax, customs duties and transfer fees, health, payroll and employment tax, withholding tax, employment insurance or Canada pension plan contributions) and including any interest, penalties, fines, surtaxes or other additional amounts levied or imposed in respect thereof;

        "United States Holder" has the meaning ascribed thereto in Section 17 of the Circular: "United States Federal Income Tax Consequences";

        "U.S." or "United States" means the United States of America, its territories, its possessions or other areas subject to its jurisdiction; and

        "U.S. Forwarding Agent" means Computershare Investor Services Inc. at the address specified in the Letter of Transmittal and on the last page of this document.

OFFER TO PURCHASE

TO:    THE SHAREHOLDERS OF ANORMED INC.

1.    THE OFFER

        The Offeror hereby offers to purchase, during the Offer Period and on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Common Shares (other than Common Shares owned by the Offeror or its affiliates), including Common Shares which may become outstanding after the date of the Offer on the exercise of outstanding Options, at a price of U.S.$12.00 in cash for each Common Share less any applicable withholding taxes.

        The Offer is made only for the Common Shares and is not made for any Options or other rights, if any, to purchase or receive Common Shares. Pursuant to the terms of the Support Agreement, AnorMED has agreed that, subject to the receipt of any necessary approvals of Securities Authorities, it will amend its stock option plans and related option agreements as may be necessary to permit holders of "in-the-money" Options to receive, in respect of each option they hold, a cash payment equal to the positive difference between the purchase price for each Common Share under the Offer less the exercise price of such option, less any applicable withholding taxes. Accordingly, it is expected that all outstanding Options will either be exercised for a cash payment and terminated or otherwise cancelled without payment of any consideration therefor in connection with the Offer. To the extent that AnorMED's stock option plans and related option agreements are not so amended, any holder of Options or other rights to acquire Common Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the Options or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. See Section 2 of the Circular: "Support Agreement—Outstanding Options".

        The Board of Directors of AnorMED, after consultation with its legal and financial advisors, and upon receipt of an opinion from Goldman, Sachs & Co., has unanimously determined that the Offer is fair to the Shareholders and to recommend that Shareholders accept the Offer.

        The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to various conditions. See Section 4 of the Offer to Purchase: "Conditions of the Offer". If such conditions are satisfied or waived, the Offeror will take up and pay for the Common Shares duly deposited and not withdrawn under the Offer in accordance with the terms of the Offer.

        Depositing Shareholders will not be obliged to pay brokerage fees or commissions if they are the record owner of the Common Shares and if they accept the Offer by depositing their Common Shares directly with the Depositary. See Section 21 of the Circular: "Depositary, U.S. Forwarding Agent, Dealer Managers and Information Agent".

        The Offer is not being made, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

        The accompanying definitions, Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information that should be read carefully before making a decision with respect to the Offer.

2.    TIME FOR ACCEPTANCE

        The Offer is open for acceptance until, but not later than, the Expiry Time, being 11:59 p.m. (Toronto time) on November 10, 2006, unless withdrawn by the Offeror. The Offer may be extended at the Offeror's sole discretion, subject to the terms of the Support Agreement. See Section 5 of the Offer to Purchase: "Extension and Variation of the Offer".

3.    MANNER OF ACCEPTANCE

Letter of Transmittal

        The Offer may be accepted by delivering the following documents to the Depositary or the U.S. Forwarding Agent at any of the offices identified on the Letter of Transmittal and on the back cover of the Offer to Purchase and Circular, so as to be received at or prior to the Expiry Time:

  (a)
  the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted;

  (b)
  a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular (or a manually executed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

  (c)
  any other documents required by the instructions set out in the Letter of Transmittal.

        Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such Common Shares under the terms of the Offer.

        In addition, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery described below under the heading "Procedures for Guaranteed Delivery".

        The Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents at or prior to the Expiry Time. The method of delivery of certificates, the Letter of Transmittal and all other required documents is at the sole election and risk of the Shareholder. If delivery is by mail, it is recommended that Shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery to the Depositary or U.S. Forwarding Agent, as applicable.

Book-Entry Delivery

        Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder's Common Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

        Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore any book-based transfer of Common Shares into the Depositary's account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

        Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and executed Letter of Transmittal (or a manually executed facsimile thereof), including signature guarantee if required, and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder's Common Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent's Message in respect thereof, or a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent's Message should be sent to the Depositary and should not be sent to the U.S. Forwarding Agent.

Procedures for Guaranteed Delivery

        If a Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the certificates representing such Common Shares are not immediately available; (ii) such Shareholder cannot deliver the certificates and all other required documents to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time, or (iii) the procedures for book-entry delivery cannot be completed prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

  (a)
  the deposit is made by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular (or a facsimile thereof) properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

  (c)
  the certificate(s) representing all deposited Common Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) relating to such Common Shares, with any required signature guarantees, or a Book-Entry Confirmation with respect to the deposited Common Shares (and in the case of a book-entry transfer into the Depositary's account at DTC, either a properly completed and duly executed Letter of Transmittal or an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

        The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mailed to the Depositary so as to be received by the Depositary at the address set forth in the Notice of Guaranteed Delivery no later than the Expiry Time.

Signature Guarantees

        Except as otherwise provided in the instructions to the Letter of Transmittal, all signature(s) on a Letter of Transmittal and on certificates representing Common Shares and, if necessary, on the Notice of Guaranteed Delivery, must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered owner(s) of the Common Shares deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered owner(s), with the signature(s) on the endorsement panel or securities transfer power of attorney guaranteed by an Eligible Institution.

Currency of Payment

        The Offer is denominated in U.S. dollars. Unless otherwise indicated on the Letter of Transmittal or Notice of Guaranteed Delivery, all payments for Common Shares tendered under the Offer will be made in U.S. dollars.

        Shareholders may elect to receive payment in Canadian dollars by indicating this on a validly executed Letter of Transmittal or Notice of Guaranteed Delivery. Payments in Canadian funds will be made at the exchange rate negotiated between the Offeror and its bank or other financial institution on the date on which funds are provided to the Depositary to pay for Common Shares at the time they are to be taken up under the Offer. That rate will generally be somewhat lower than the rate posted by the Bank of Canada, reflecting currency exchange fees or commissions charged by such bank or other financial institution to the Offeror to effect such exchange.

        For example, on October 4, 2006, an intra-day cash rate for the purchase of U.S. dollars quoted by Royal Bank of Canada was Cdn.$1.1039 per U.S. $1.00. If you elect to receive payment in Canadian dollars, at that exchange rate, you would have received Cdn.$13.25 per Common Share. Although the Offer price of U.S.$12.00 per Common Share is fixed, the amount you would receive in Canadian dollars with respect to Common Shares will vary with the U.S. dollar to Canadian dollar exchange rate obtained by the Offeror, which may be higher or lower than the above rate at the time of exchange. There can be no assurance as to the exchange rate available to the Offeror at the time it is to purchase Common Shares to be taken up under the Offer. However, it is anticipated that the Offeror should be able to obtain a more favourable rate of exchange that than that available to Shareholders who hold a small number of Common Shares.

Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer, the making of the book-entry transfer into the Depositary's account at CDS or the transmission of an Agent's Message in connection with a book-entry transfer into the Depositary's account at DTC) irrevocably constitutes and appoints each officer of the Depositary and each officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Common Shares covered by the Letter of Transmittal, or on whose behalf a book-entry transfer is made and/or Agent's Message sent, with respect to Common Shares registered in the name of the holder on the books of AnorMED and deposited pursuant to the Offer and purchased by the Offeror (the "Purchased Securities"), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights, warrants, assets or other interests (collectively, "Other Securities"), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated in Section 9 of the Offer to Purchase: "Changes in Capitalization, Distribution and Liens".

        The power of attorney granted irrevocably upon execution of a Letter of Transmittal (or in connection with a book-entry transfer of Common Shares into the Depositary's account at CDS or the transmission of an Agent's Message in connection with a book-entry transfer into the Depositary's account at DTC) shall be effective on and after the Take-Up Date, with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:

  (a)
  register or record the transfer and/or cancellation of Purchased Securities and Other Securities on the share registers of AnorMED;

  (b)
  transfer ownership of the Purchased Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

  (c)
  execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any person or persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of AnorMED;

  (d)
  execute, endorse and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

  (e)
  exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Transmittal.

        A Shareholder who executes a Letter of Transmittal or who deposits Common Shares by making a book-entry transfer into the Depositary's account at CDS or who causes an Agent's Message to be transmitted in connection with a book-entry transfer into the Depositary's account at DTC also agrees, effective on and after the Take-Up Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of Shareholders or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities and to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies or authorizations or consents may be given by such person with respect thereto.

General

        A Shareholder accepting the Offer (including a Shareholder that accepts the Offer by making a book-entry transfer into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, who causes an Agent's Message to be transmitted, who is deemed, in either case to have completed and submitted a Letter of Transmittal) covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

        The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:

  (a)
  the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary's account at CDS or, in the case of a book-entry transfer into the

    Depositary's account at DTC, on whose behalf an Agent's Message is transmitted, has full power and authority to deposit, sell, assign and transfer the deposited Common Shares and any Other Securities being deposited;

  (b)
  the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary's account at CDS or, in the case of a book-entry transfer into the Depositary's account at DTC, on whose behalf an Agent's Message is transmitted, owns the Common Shares and any Other Securities being deposited;

  (c)
  the deposited Common Shares and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Common Shares and Other Securities, to any other person;

  (d)
  the deposit of the Common Shares and Other Securities complies with applicable laws; and

  (e)
  when the Common Shares and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereof free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

        In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of the certificates representing the Common Shares or book-entry transfer of Common Shares into the appropriate account, a Letter of Transmittal (or a manually executed facsimile thereof) properly completed and duly executed covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or an Agent's Message in connection with a book-entry transfer into the Depositary's account with DTC, and any other required documents.

        All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects of irregularities in any deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

4.    CONDITIONS OF THE OFFER

        The Offeror will have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, the Common Shares deposited under the Offer unless all of the following conditions are satisfied or the Offeror has waived them at or prior to the relevant Expiry Time:

  (a)
  there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time of the Offer, such number of Common Shares which, together with any Common Shares directly or indirectly owned by the Offeror or its affiliates, represents at least 66 2/3% of the issued and outstanding Common Shares calculated on a Diluted Basis (the "Minimum Condition");

  (b)
  all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities) that are necessary in connection with the Offer shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws shall have expired or been terminated;

  (c)
  no act, action, suit, demand or proceeding shall have been threatened in writing or taken before or by any Canadian or foreign Governmental Authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere whether or not having the force of Law; and no Law, regulation or policy shall have been proposed, enacted, promulgated or applied:

  (i)
  to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

  (ii)
  which, if the Offer was consummated, would reasonably be expected to lead to a Material Adverse Change or which would materially and adversely affect the ability of the Offeror to effect a Subsequent Acquisition Transaction;

  (d)
  there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Common Shares deposited under the Offeror;

  (e)
  AnorMED shall not have breached or failed to perform a material obligation or covenant set forth in the Support Agreement that would result in or cause a Material Adverse Effect;

  (f)
  each of the representations and warranties of AnorMED set out in the Support Agreement shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to be at or as of an earlier time) in all respects except, if qualified by reference to a Material Adverse Change, to the extent of such qualification, and, except for all untrue or incorrect representations and warranties not qualified by reference to a Material Adverse Change, which individually or in the aggregate (and disregarding for this purpose any other qualifications based on materiality contained within such representations and warranties) would not result in or cause a Material Adverse Effect;

  (g)
  the Offeror shall have received, immediately prior to the Expiry Time, a certificate of AnorMED, signed by two senior officers satisfactory to the Offeror, acting reasonably, certifying the matters set out in paragraphs (e) and (f), after due inquiry;

  (h)
  the Shareholder Support Agreements shall not have been terminated;

  (i)
  there shall not have occurred any Material Adverse Change since the date of the Support Agreement;

  (j)
  AnorMED shall have: (i) deferred the separation of the rights under the Rights Plan; and (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of the Offer;

  (k)
  AnorMED shall not have (i) deferred the separation of the rights under the Rights Plan for any Person other than the Offeror or Genzyme Corporation and its affiliates, or (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of an Alternative Transaction other than the take-over bid for AnorMED commenced by Genzyme Corporation or its affiliate on September 1, 2006;

  (l)
  the Board of Directors shall not have withdrawn any recommendation made by it that Common Shareholders accept the Offer or issued a recommendation or communication that has substantially the same effect as such withdrawal;

  (m)
  the Support Agreement shall not have been terminated, and no event shall have occurred that, with notice of lapse of time or both, gives the Offeror the right to terminate the Support Agreement; and

  (n)
  all of the necessary waivers, consents and approvals from other parties to the Material Contracts (as defined in the Support Agreement) shall have been obtained, on terms satisfactory to the Offeror.

        The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror, in its sole discretion, at any time.

        Except for the condition in paragraph (a) above (which may be varied or waived only with the prior written consent of AnorMED), the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Offeror may have.

        The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

5.    EXTENSION AND VARIATION OF THE OFFER

        The Offer is open for acceptance until, but not after, the Expiry Time, unless withdrawn or extended. Subject to the terms of the Support Agreement and as permitted by applicable law, the Offer may be extended or varied one or more times at the sole discretion of the Offeror if the conditions set forth in the Offer are not satisfied at the Expiry Time, in each case by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its office in Toronto, Ontario, by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase: "Notice". The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m. (Toronto time) on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the TSX and NASDAQ and the applicable Securities Regulatory Authorities. Any notice of extension or variation will be deemed to have been given and to be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by the Offeror unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

        Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Offer Period for the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable Securities Regulatory Authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of Common Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through midnight (Toronto time).

        If, at any time before the Expiry Time or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase: "Notice", to all Shareholders whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX and NASDAQ and the applicable Securities Regulatory Authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

        No subsequent offering period as contemplated by Rule 14d-11 under the Exchange Act will be made available by the Offeror.

        Where the terms of the Offer are varied, other than a variation in the terms of the Offer consisting solely of the waiver of a condition, the Offer shall not expire before ten days after the notice of variation in respect of such variation has been mailed, delivered or otherwise communicated to Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

        During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject, among other things, to Section 6 of the Offer to Purchase: "Take up and Payment for Deposited Common Shares", and to Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares". An extension of the Offer Period or a variation of the Offer does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase: "Conditions of the Offer". If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer.

6.    TAKE UP AND PAYMENT FOR DEPOSITED COMMON SHARES

        Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 4 of the Offer to Purchase: "Conditions of the Offer") and, if the Offer is

extended or amended, the terms and conditions of any such extension or amendment, the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares", not later than ten days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three Business Days after taking up the Common Shares. Any Common Shares deposited under the Offer after the date on which the Offeror first takes up Common Shares will be taken up and paid for not later than ten days after such deposit.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto, Ontario.

        Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Common Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the applicable Common Shares, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase: "Conditions of the Offer", in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. Subject to compliance with Rules 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any Common Shares deposited under the Offer in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. See Section 4 of the Offer to Purchase: "Conditions of the Offer". If, for any reason whatsoever, the take-up of any Common Shares deposited pursuant to the Offer is delayed, or the Offeror is unable to take up Common Shares deposited pursuant to the Offer, then, without prejudice to the Offeror's other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain the deposited Common Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 7 of the Offer to Purchase: "Withdrawal of Deposited Common Shares".

        The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary), in each case for transmittal to Shareholders. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purpose of receiving cash payment from the Offeror and transmitting such cash payment to such persons, and receipt thereof by the Depositary will be deemed to constitute receipt thereof by persons depositing Common Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment.

        Settlement with each Shareholder who has validly deposited and not withdrawn his or her Common Shares under the Offer will be made by the Depositary forwarding a cheque payable in United States or Canadian funds, as applicable, representing the cash consideration to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the Shareholder as shown on the Common Share register maintained by or on behalf of

AnorMED. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

7.    WITHDRAWAL OF DEPOSITED COMMON SHARES

        All deposits of Common Shares pursuant to the Offer are irrevocable, however any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by applicable law):

  (a)
  at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

  (b)
  at any time before,

  (i)
  the expiration of ten days from the date upon which a notice of a change in the information contained in the Offer to Purchase or the Circular, each as may be amended from time to time, which change is one that would reasonably be expected to affect the decision of a shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates), in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer;

  (ii)
  the expiration of ten business days from the date upon which a notice of a variation in the terms of the Offer that relates to an increase or decrease in the consideration offered for the Common Shares or a change in the percentage of Common Shares being sought under the Offer; or

  (iii)
  the expiration of ten days from the date upon which a notice of variation concerning a variation in the terms of the Offer (other than a variation to which paragraph (ii) above applies or a variation in the terms of the Offer consisting solely of the waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

  (c)
  if the Common Shares have not been paid for by the Offeror within three Business Days after having been taken up; or

  (d)
  at any time after 60 days from the commencement of the Offer, provided that the Common Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or the U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Common Shares, of the notice of withdrawal in respect of such Common Shares.

        If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 7(b) above are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares that are subject to the rights of withdrawal.

        Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Common Shares were deposited, and such notice must be actually received by the Depositary or the U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Common Shares, at the place of deposit of the Common Shares within the time limits indicated above. A notice of withdrawal must:

  (a)
  be made by a method, including facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy;

  (b)
  be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn; and

  (c)
  specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn.

        If Common Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase: "Manner and Acceptance—Book-Entry Delivery", such notice of withdrawal must also specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

        The withdrawal will take effect upon receipt by the Depositary or the U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Common Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution.

        Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase: "Manner of Acceptance". Once the Offeror accepts the deposited Common Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.

        If the Offeror extends the Offer, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Common Shares that the Offeror has taken up is limited by Rule 14e-l(c) under the Exchange Act or by applicable Canadian securities laws. Rule 14e-l(c) under the Exchange Act requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer. Under applicable Canadian securities laws, the Offeror must take up and pay for Common Shares that have been deposited under the Offer where all the terms and conditions of the Offer have been complied with or waived not later than ten days after the expiry of the Offer. Any Common Shares taken up by the Offeror must be paid for as soon as possible, and in any event not more than three business days after they have been taken up.

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances.

        All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the U.S. Forwarding Agent or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

8.    RETURN OF COMMON SHARES

        If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for unpurchased Common Shares will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by either (i) sending new certificates representing Common Shares not purchased or by returning the deposited certificates (and other relevant documents) by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of AnorMED or (ii) in the case of Common Shares deposited by book-entry transfer into the Depositary's account at CDS or DTC, as applicable, pursuant to the procedures set forth in Section 3 of the Offer to Purchase: "Manner of Acceptance—Book-Entry Delivery", such Common Shares will be credited to the depositing holder's account maintained with CDS or DTC, as applicable.

9.    CHANGES IN CAPITALIZATION, DISTRIBUTIONS AND LIENS

        If, on or after the date of the Offer, AnorMED should subdivide, consolidate or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, the Offeror may, in its sole discretion, and without prejudice to its rights under Section 4 of the Offer to Purchase: "Conditions of the Offer", make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such subdivision, consolidation or other change and such adjustments shall not constitute a variation of the Offer.

        Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities (other than to the extent same are created by, through or under the Offeror) and together with all rights and benefits arising therefrom, including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares on or after the date of the Offer. If AnorMED should declare or pay any cash dividend or stock dividend or make any other distribution on or issue any rights with respect to any of the Common Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer into the name of the Offeror or its nominees or transferees on the registers maintained by AnorMED of such Common Shares following acceptance thereof for purchase pursuant to the Offer then (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such Common Shares, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per Common Share payable by the Offeror pursuant to the Offer, the cash purchase price per Common Share, as the case may be, pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per Common Share, as the case may be, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the

Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash consideration payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

10.    MAIL SERVICE INTERRUPTION

        Notwithstanding the provisions of the Offer, the Circular or the Letter of Transmittal, cheques issued pursuant to the Offer and certificates representing Common Shares to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the U.S. Forwarding Agent at which the deposited certificates representing Common Shares in respect of which the cheques are being issued were deposited, upon application to the Depositary or the U.S. Forwarding Agent until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 10 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase: "Notice". Notwithstanding Section 6 of the Offer to Purchase: "Take Up and Payment for Deposited Common Shares", the deposit of cheques with the Depositary or the U.S. Forwarding Agent for delivery to the depositing Shareholders in such circumstances shall constitute delivery to the persons entitled thereto and the Common Shares shall be deemed to have been paid for immediately upon such deposit.

11.    NOTICE

        Without limiting any other lawful means of giving notice, any notice the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their addresses as shown on the registers maintained by AnorMED and will be deemed to have been received on the third day following the date of mailing which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of postal service in Canada or the United States or elsewhere following mailing.

        In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by Shareholders, if: (i) it is given to the TSX and NASDAQ for dissemination through their facilities; (ii) it is published once in La Presse and in the national edition of The Globe and Mail or The National Post and the Wall Street Journal, and (iii) it is distributed through the facilities of the Canadian Corporate News and given to the Dow Jones News Service.

        Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at the addresses of the Depositary or the U.S. Forwarding Agent set forth in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address provided in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.    MARKET PURCHASES

        Other than pursuant to the Offer, the Offeror will not purchase Common Shares during the Offer Period. Although the Offeror has no current intention to sell Common Shares taken up under the Offer, it reserves the right, subject to applicable laws, to make or enter into an arrangement, commitment or understanding during the Offer Period to sell any of such Common Shares after the Offer Period.

13.    OTHER TERMS OF THE OFFER

        The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive prompt payment for Common Shares validly deposited and taken up pursuant to the Offer.

        No broker, dealer or other person (including the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivers and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates, the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers for the purposes of the Offer.

        The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

        The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

        The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

        The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer, AnorMED, the Offeror and Millennium.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, of which the Offer to Purchase and Circular are a part, pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, AnorMED is required to file with the SEC a Tender Offer Solicitation Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 of the Exchange Act, setting forth the position of AnorMED's Board of Directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days of the date of the Offer to Purchase and Circular. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 of the Circular: "AnorMED".

        The Offer and the accompanying Circular and the other documents referred to above constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

        DATED this 5th day of October, 2006.

SIDNEY ACQUISITIONS ULC
By:	/s/ DEBORAH DUNSIRE, M.D. President and Chief Executive Officer
By:	/s/ MARSHA H. FANUCCI Chief Financial Officer and Treasurer

CIRCULAR

        The following information is provided in connection with the accompanying Offer dated October 5, 2006 by the Offeror to purchase all of the issued and outstanding Common Shares, including Common Shares that may become outstanding on the exercise of Options to purchase Common Shares. The terms, conditions and provisions of the Offer are incorporated into and form part of this Circular. Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to manner of payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer or under the heading "Glossary" in the Offer unless the context otherwise requires.

        The information concerning AnorMED contained in the Offer and this Circular has been taken from or is based upon publicly available documents and records of AnorMED and the security holder lists provided by AnorMED to the Offeror. The Offeror has been granted limited access to certain additional information concerning the business and affairs of AnorMED that is not generally available. Although the Offeror has no knowledge that would indicate that any statements relating to AnorMED contained herein taken from or based on information contained in such documents and records are inaccurate or incomplete, neither the Offeror nor its directors or officers assume any responsibility for the accuracy or completeness of such information nor for any failure by AnorMED to disclose events or facts which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

        Pursuant to the provisions of the securities laws of various provinces of Canada, the directors of AnorMED must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of AnorMED subsequent to the date of the most recent published financial statements of AnorMED. In addition, AnorMED is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of AnorMED's Board of Directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days after the date of the Offer.

1.    BACKGROUND TO THE OFFER

        Millennium regularly evaluates opportunities and strategies for enhancing its product pipeline and maximizing Millennium shareholder value. As a result, Millennium frequently engages in conversations with other companies, including AnorMED in early 2005, about product in-licensing, collaborations, product or entity acquisitions and other business arrangements.

        In the spring of 2005, J.P. Morgan Securities Inc. engaged in informal discussions with Millennium relating to Millennium's overall acquisition and licensing strategy. As part of these discussions, JPMorgan and Millennium discussed AnorMED, among others, as a potential business combination target.

        Following some preliminary internal analysis, Millennium contacted AnorMED in the summer of 2005 in relation to a potential transaction. In late August 2005, Millennium signed a confidentiality agreement with AnorMED permitting access to certain non-public information relating to MOZOBIL™ (AMD3100), AnorMED's lead product candidate, for the purpose of evaluating a licensing or other transaction.

        From September 2005 through March 2006, members of Millennium's senior management, including Deborah Dunsire, M.D., its President and Chief Executive Officer, and Anna Protopapas, its Senior Vice President, Corporate Development, engaged in various discussions with members of senior management of AnorMED, including Michael Abrams, M.D., AnorMED's then Chief Executive

Officer, and Paul Brennan, AnorMED's then Vice President, Business Development, and with Felix Baker, a member of AnorMED's board of directors and a principal of several of AnorMED's largest shareholders.

        Following these discussions and additional on site due diligence conducted during March and April 2006, Millennium made confidential, non-binding proposals either to acquire AnorMED or in-license MOZOBIL™. AnorMED indicated that it was unwilling to proceed with a transaction at that time and that the AnorMED board of directors was undertaking an analysis of the best means to maximize AnorMED shareholder value.

        On April 10, 2006, Millennium formally retained JPMorgan to act as its financial advisor in connection with a potential transaction with AnorMED.

        On April 19, 2006, Millennium formally retained Morgan Stanley to provide advisory services in connection with a potential transaction with AnorMED.

        Following the April 21, 2006 Special Meeting of Shareholders of AnorMED at which a new AnorMED board of directors was elected, Dr. Dunsire engaged in several telephonic conversations with Kenneth Galbraith, AnorMED's new Chairman and Interim Chief Executive Officer and Mr. Baker relating to a potential transaction with Millennium. Mr. Galbraith reiterated that AnorMED's strategy at that time was to pursue the development and commercialization of MOZOBIL™ as an independent company. The discussions did not lead to the making of a formal proposal by Millennium, although Millennium continued to express interest in some form of collaboration or business combination should AnorMED's board of directors change its strategy.

        On August 30, 2006, Genzyme Corporation announced its unsolicited tender offer/takeover bid for AnorMED at U.S.$8.55 per share. The AnorMED board of directors advised its shareholders not to take action with respect to Genzyme's offer, and on September 5, 2006, the AnorMED board of directors rejected the Genzyme offer as insufficient in its Directors' Circular. AnorMED also announced that it had retained Goldman, Sachs & Co. as its financial advisor.

        Following Genzyme's announcement, Dr. Dunsire contacted Mr. Galbraith and Mr. Baker and Ms. Protopapas contacted Mr. Brennan to reopen discussions regarding a potential acquisition of AnorMED by Millennium. During the same period, JPMorgan contacted Goldman Sachs to discuss a potential transaction with Millennium. Goldman Sachs indicated that AnorMED would be soliciting proposals from interested parties for a potential acquisition of AnorMED.

        On September 5, 2006, Millennium signed a new confidentiality agreement with AnorMED that included a standstill requirement expiring on September 25, 2006.

        Following September 5, 2006, Millennium personnel, together with representatives from JPMorgan and Millennium's outside counsel, McCarthy Tétrault LLP, engaged in diligence activities at AnorMED's offices in Canada, reviewed documentation made available in AnorMED's virtual data room and engaged in various conversations with AnorMED personnel.

        On September 20, 2006, the Millennium board of directors met to discuss making an offer to acquire AnorMED. At that meeting, Millennium management presented key diligence findings, valuation considerations, including certain synergies that could reasonably be expected as part of the transaction, and related matters. In addition, Millennium management and JPMorgan reviewed certain timing and strategic considerations with Millennium's board of directors. The Millennium board of directors also discussed the terms of the proposed offer, including the strategic benefits of the acquisition. Millennium management, JPMorgan and the outside legal advisors from Wilmer Cutler Pickering Hale and Dorr LLP and McCarthy Tétrault LLP reviewed the principal terms of a proposed support agreement and shareholder support agreements. After discussions, the Millennium board of directors unanimously authorized management to make an offer to AnorMED to purchase all of the outstanding AnorMED common shares and authorized JPMorgan to communicate that offer to Goldman Sachs. On September 21, 2006, JPMorgan communicated an offer to Goldman Sachs. On September 22, 2006, following a series of telephonic negotiations between Goldman Sachs and JPMorgan, AnorMED and Millennium, through their advisors, agreed to proceed to negotiate a support agreement.

        On September 23, 2006, Millennium personnel arrived in British Columbia to conduct additional due diligence and commence negotiation of the definitive agreements. On September 24-25, 2006, Millennium and its legal and financial advisors engaged in additional negotiations with AnorMED and its advisors with respect to the offer and terms of the proposed support agreement and shareholder support agreement.

        On the evening of September 25, 2006, the Millennium board of directors met to discuss and approve the transaction for an offer to purchase all of the outstanding shares of AnorMED at a purchase price of US$12.00 per share. Millennium management provided an update as to the remaining issues to be negotiated and finalized in the agreements. After discussion of issues, the Millennium board of directors unanimously approved the final material terms of the support agreement and shareholder support agreements and authorized management to execute the definitive agreements once finalized on terms substantially identical to those approved.

        Following this meeting, representatives from JPMorgan contacted their counterparts at Goldman Sachs to communicate the offer of U.S.$12.00 per share to which AnorMED agreed. During the evening of September 25, 2006 through the morning of September 26, 2006, Millennium negotiated the final terms of the support agreement with AnorMED and the terms of the shareholder support agreements with the shareholders affiliated with Mr. Baker. On the morning of September 26, 2006, the parties executed the support agreement and the shareholder support agreements and issued their respective press releases announcing Millennium's agreement to acquire AnorMED.

2.    SUPPORT AGREEMENT

        On September 26, 2006, AnorMED and Millennium entered into the Support Agreement, pursuant to which Millennium has agreed to make the Offer through the Offeror, and AnorMED has agreed to support the Offer, subject to the conditions set forth therein. The following is a summary of the principal terms of the Support Agreement. This summary is qualified in its entirety by reference to the full text of the Support Agreement filed by Millennium and AnorMED with the SEC and available at www.sec.gov, and filed by AnorMED with Securities Authorities in Canada and available at www.sedar.com. Capitalized terms used in the summary below that are not defined elsewhere in this document have the meanings assigned to them in the Support Agreement. In addition, for the purposes of the summary below, the term "Offeror" means Millennium together with the Offeror.

The Offer

        The Offeror has agreed to make the Offer on the terms and conditions set forth in the Support Agreement and, provided all of the conditions of the Offer set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer" shall have been satisfied or waived, to take up and pay for all Common Shares validly tendered (and not withdrawn) under the Offer within the time periods required by applicable Laws, including Securities Laws, and in any event not later than three Business Days following the time at which it becomes entitled to take up such Common Shares under the Offer.

AnorMED Approval of the Offer

        AnorMED has represented to the Offeror that its Board of Directors, after consulting with its financial advisor and outside legal advisors, has unanimously determined that the Offer is fair from a financial point of view to all Shareholders and is in the best interests of AnorMED, and has unanimously approved the Support Agreement and resolved to unanimously recommend that Shareholders accept the Offer. In addition, AnorMED has represented to the Offeror that it has been advised and reasonably believes that all of AnorMED's directors and senior officers intend to tender all of their Common Shares, including any Common Shares issued to them upon the exercise of Options held by them, into the Offer.

Modification or Waiver of Terms of Offer

        The Support Agreement provides that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided, however, that the Offeror may not, without the prior written consent of AnorMED: (i) vary or waive the Minimum Condition described in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer"; (ii) decrease the consideration per Common Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration, whether in cash or securities of Millennium or otherwise); (iv) decrease the number of Common Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer or (vi) otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholders.

Outstanding Options

        AnorMED has agreed that, subject to the receipt of any necessary approvals of Securities Authorities, it shall amend its stock option plans and/or related option agreements as may be necessary, and take all other steps as may be necessary or desirable, to cause the exercise, cash-out and termination as of the Expiry Time of all "in-the-money" Options outstanding, and will use its reasonable efforts to cause the cancellation, without payment of any consideration therefor, of all "out-of-the-money" Options outstanding. Subject to the receipt of any necessary approvals of Securities Authorities, AnorMED will permit holders of "in-the-money" Options to receive, in respect of each option they hold, a cash payment equal to the positive difference between the purchase price for each Common Share under the Offer less the exercise price of such option, less any applicable withholding taxes, and will use its commercially reasonable efforts to procure from each option holder an option termination agreement in form and substance satisfactory to the Offeror.

Performance of Offeror

        Under the Support Agreement, Millennium has unconditionally and irrevocably guaranteed, and covenanted to be jointly and severally liable with the Offeror for, the due and punctual performance of each and every obligation of the Offeror arising under the Support Agreement.

Representations and Warranties of AnorMED

        AnorMED has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) subsidiaries; (iii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iv) compliance with organizational documents, contracts, laws and required consents; (v) capitalization; (vi) reports filed with securities regulatory authorities; (vii) financial statements; (viii) absence of undisclosed liabilities; (ix) books and records and internal controls; (x) no Material Adverse Change; (xi) fees to brokers; (xii) conduct of business and absence of certain changes and events; (xiii) validity and enforceability of material contracts; (xiv) litigation; (xv) obligations payable to directors and officers; (xvi) absence of guarantees; (xvii) reporting issuer status; (xviii) compliance with laws; (xix) employment matters; (xx) tax matters; (xxi) non-arm's length transactions; (xxii) regulatory matters; (xxiii) intellectual property matters; (xxiv) real property; (xxv) insurance matters; (xxvi) shareholder and similar agreements; (xxvii) environmental matters; and (xxviii) data room information.

Representations and Warranties of Millennium

        The Offeror has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iii) compliance with organizational documents, contracts and laws and required consents; and (iv) availability of required funds to effect payment in full for the Common Shares to be acquired pursuant to the Offer.

        These representations and warranties, as well as those of AnorMED listed above, will expire upon the completion or expiration of the Offer or the termination of the Support Agreement.

Conduct of Business by AnorMED

        AnorMED (which for the purposes of this section includes each of its subsidiaries) has agreed that, during the period from the date of the Support Agreement until the Support Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise expressly permitted or specifically contemplated by the Support Agreement: (a) AnorMED will conduct business in the ordinary course and consistent with past practice and in compliance with applicable Laws; (b) AnorMED will not do or permit to occur actions relating to: (i) the amendment of AnorMED's governing documents; (ii) the declaration, payment or setting aside of any dividend or other distribution of any kind in respect of AnorMED securities; (iii) the issuance, sale or pledge of AnorMED securities other than Common Shares issuable upon the exercise of Options outstanding on the date of the Support Agreement; (iv) the redemption or acquisition of AnorMED securities; (v) the split, combination or reclassification of the Common Shares; (vi) the liquidation, dissolution, merger, consolidation or reorganization of AnorMED; (vii) the reduction of AnorMED's stated capital; (viii) the reorganization, amalgamation or merger of AnorMED with another Person; (ix) the sale, pledge, lease, disposition or encumbrance of assets over a certain value outside of the ordinary course; (x) the acquisition of certain properties, and certain property transfers to another Person or division; (xi) the incurrence of debt or liabilities or the making of loans or advances outside the ordinary course of business; (xii) the incurrence of capital expenses outside the ordinary course of business and over a certain value; (xiii) the discharge of material claims, liabilities or obligations outside the ordinary course of business; (xiv) the relinquishment of material rights or material change to Material Contracts or material Permits; (xv) the entering into of certain Contracts; (xvi) the commencement or settlement of certain litigation or claims; and (xvii) the authorization or proposal of any of the foregoing.

        In addition, AnorMED has agreed: (i) to use reasonable efforts to maintain its insurance policies, and not to increase any coverage or premiums under any directors' and officers' insurance policy or implement or enter into any new policy except as contemplated under the Support Agreement; (ii) not to take any action or omit to take any action that would or reasonably may be expected to render any of its representations and warranties under the Support Agreement misleading or untrue in any material respect or that would or would reasonably be expected to cause any condition of the Offer not to be satisfied; (iii) subject to certain exceptions, not to create any new obligations to, or modify certain arrangements with, its officers, directors or employees; (iv) to file all documents required to be filed pursuant to applicable Laws; (v) not to adopt or make certain changes to compensation plans; and (vi) to comply with obligations relating to tax matters.

        AnorMED has also agreed to promptly provide the Offeror with written notice of (i) the occurrence of or impending or anticipated occurrence of a Material Adverse Change; (ii) any facts or circumstances that would cause AnorMED's representations and warranties set forth in the Support Agreement to be misleading or untrue in any material respect or that would lead to the breach in any respect of any of AnorMED's material covenants or obligations set forth in the Support Agreement; or (iii) any governmental or third party complaints, investigations or hearings that could be material and adverse for the business, operation or financial condition of AnorMED or communications indicating that the same may be threatened or contemplated.

Covenants of the Offeror

        The Offeror has agreed, among other things, (i) not to take any action, or fail to take any action, within its control that would result in any of its representations and warranties under the Support Agreement being untrue in any material respect while the Offer is outstanding, (ii) to use commercially reasonable efforts to maintain certain directors' and officers' insurance for the period from the Expiry Time until six years after the Expiry Time and, from the Effective Time, to indemnify current and former directors and officers of AnorMED to the fullest extent permitted by applicable Law, and (iii) after the Effective Time, to cause AnorMED (or any successor entity) to agree to honour, perform or cause to be performed all existing employment, retention and change of control agreements of AnorMED previously disclosed to Millennium, and all arrangements for the benefit of the officers or employees of AnorMED who are party thereto.

Additional Agreements and Filings

        Subject to the terms and conditions of the Support Agreement, each of the Offeror and AnorMED has agreed to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Support Agreement and to cooperate with one another in connection with the foregoing, including using reasonable efforts:

  (b)
  to obtain all necessary waivers, consents and approvals from other parties to certain material contracts;

  (c)
  to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Law;

  (d)
  to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the transactions contemplated thereby;

  (e)
  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Support Agreement;

  (f)
  to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated in the Support Agreement; and

  (g)
  to fulfil all conditions and satisfy all provisions of the Support Agreement and the Offer.

Non-Solicitation Obligation of AnorMED

        AnorMED has agreed that neither it nor its subsidiaries may, and each shall instruct and direct and use reasonable efforts to cause their respective employees, financial advisors, counsel or other representatives or agents not to, directly or indirectly: (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any discussions or negotiations with any Person (other than the Offeror and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction; (iii) permit access to AnorMED's electronic data room or provide any confidential information relating to AnorMED or its subsidiaries to any Person in connection with any Alternative Transaction; or (iv) otherwise cooperate in any way with any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, that AnorMED will not be bound by the restrictions in paragraphs (ii), (iii) and (iv) above in respect of any proposal that, in the determination of the Board of Directors, could reasonably be expected to lead to a Superior Proposal received by AnorMED from another Person, which was not solicited by AnorMED, any subsidiary of AnorMED, or any of their respective employees, financial advisors, counsel or other representatives or agents after the date of the Support Agreement, provided, further, that AnorMED otherwise complies with all of its obligations under Section 2.5 of the Support Agreement.

        AnorMED has also agreed to immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any third parties conducted by or on behalf of AnorMED before the date of the Support Agreement with respect to any Alternative Transaction, and shall as soon as practicable request the return or destruction of all confidential information previously provided to any third party in connection therewith. Subject to certain exceptions, AnorMED has agreed not to release or permit the release of any third party from any confidentiality or standstill obligation in any agreement between AnorMED and such third party.

Alternative Transactions

        Upon receipt by AnorMED of (i) any notice, proposal or other communication or inquiry which the Board of Directors determines in good faith could reasonably be expected to lead to an Alternative Transaction or any amendments thereto, or any other transaction which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or a Subsequent Acquisition Transaction, (ii) any request for non-public information relating to AnorMED or any of its subsidiaries in connection with an Alternative Transaction, or (iii) any request for access to the properties, books or records of AnorMED or any of its subsidiaries in connection with an Alternative Transaction, AnorMED must advise the Offeror thereof promptly by telephone and in any event no later than 24 hours thereafter give notice to the Offer thereof, including identifying the Person proposing such transaction, the terms and conditions of such transaction and including a copy of any documents received by AnorMED in respect of such transaction. Prior to providing any non-public information to such Person, AnorMED will confirm in writing to the Offeror that it has received from such Person an executed confidentiality agreement having terms substantially similar to the confidentiality agreement between AnorMED and Millennium, and will provide to the Offeror copies of all information provided to any Person proposing an Alternative Transaction promptly following with the provision of such information to such Person but in any event within 24 hours thereof. AnorMED must also keep the Offeror informed on a timely basis of the status, including any change to the material terms or termination of discussions or negotiations, of any such Alternative Transaction and provide the Offeror with copies of any documents relating to such Alternative Transaction.

Superior Proposal; Offeror's Right to Match

        The Board of Directors may, subject to compliance with the Support Agreement and the Offeror's matching right described below, modify or change any recommendation regarding the Offer or approve, recommend or enter into an agreement in respect of a Superior Proposal, if prior to the expiry of the Offer, a Superior Proposal is received by, or offered or made to, AnorMED or any member of the Board of Directors, any Senior Executive or the Financial Advisor or any agent or representative of AnorMED or any Shareholder, and (i) in the determination of the Board of Directors acting in good faith (after receiving the advice of its financial advisor and outside legal advisors), to refrain from taking such action would be inconsistent with the performance by the Board of Directors of its fiduciary duties under applicable Law, (ii) the Support Agreement is concurrently terminated in accordance with its provisions, and (iii) AnorMED has previously, or concurrently will have, paid the Non-Completion Fee to Millennium.

        If the Board of Directors determines that an Alternative Transaction constitutes a Superior Proposal, AnorMED must give the Offeror at least three business days' advance notice of any action to be taken by the Board of Directors to withdraw, modify or change any recommendation regarding the Offer or to approve or recommend or enter into an agreement in respect of the Superior Proposal and must negotiate in good faith with the Offeror to make such adjustments to the terms and conditions of the Support Agreement and the Offer as would enable the Offeror to proceed with the Offer, as amended. The Board of Directors must review any proposal by the Offeror to amend the terms of its Offer in order to determine, in good faith in the exercise of its fiduciary duties (after receiving advice of its financial and outside legal advisors), whether the Offeror's proposal to amend the Offer would result in the Alternative Transaction not being a Superior Proposal.

        If any Alternative Transaction is publicly announced or made and the Board of Directors determines it is not a Superior Proposal or that a proposed amendment to the terms of the Offer would result in the Alternative Transaction not being a Superior Proposal, and the Offeror has so amended the terms of the Offer, then the Board of Directors must as soon as practicable reaffirm the Support Agreement and its recommendation of the Offer by press release and, if required under applicable Law, an updated Directors' Circular.

Termination of the Support Agreement

        The Support Agreement may be terminated by notice in writing:

  (a)
  by mutual written consent of AnorMED and Millennium;

  (b)
  by AnorMED, if the Take-up Date has not occurred within 80 days of 11:59 p.m. (Vancouver time) on October 6, 2006 (or such later time and date to which the latest time and date for mailing the Offer is extended pursuant to the terms of the Support Agreement); provided, however, that if the Offeror's take-up and payment for Common Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement may not be terminated by AnorMED under the applicable section of the Support Agreement until the earlier of (i) 110 days after the Offer is commenced and (ii) the tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

  (c)
  by the Offeror, if any condition of the Offer set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer", is not satisfied or waived by the Expiry Date;

  (d)
  by the Offeror if: (i) the Board of Directors or any committee thereof withdraws, modifies or changes its recommendation in favour of the Offer; or (ii) the Board of Directors or any committee thereof approves or recommends acceptance of an Alternative Transaction;

  (e)
  by the Offeror, if the Board of Directors or any committee thereof fails to publicly affirm its approval or recommendation of the Offer within two Business Days of any written request to do so from the Offeror;

  (f)
  by AnorMED, if AnorMED proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that AnorMED has previously or concurrently will have paid Millennium the U.S.$19,500,000 non-completion fee and further provided that AnorMED has not breached any of its covenants, agreements or obligations in the Support Agreement, including its covenants, agreements and obligations in respect of Superior Proposals;

  (g)
  by either the Offeror or AnorMED, if the Offeror has been notified in writing by AnorMED of an Alternative Transaction and if (i) the Offeror does not amend the Offer within three business days of AnorMED providing the requisite notice; or (ii) the Board of Directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that after such three business day period the Alternative Transaction continues to be a Superior Proposal in comparison to the amended Offer of the Offeror;

  (h)
  by the Offeror, if there has been a breach or non-performance by AnorMED of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of AnorMED contained in the Support Agreement was or has become untrue or incorrect after the date thereof such that the condition contained in paragraph (e) or (f) set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer", would not be satisfied and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach, from the Offeror, and the Expiry Time;

  (i)
  by AnorMED, if there has been a breach or non-performance by the Offeror of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of the Offeror contained in the Support Agreement was or has become untrue or incorrect in any material respect after the date thereof and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach, from AnorMED, and the Expiry Time;

  (j)
  by the Offeror, at any time on or prior to the latest time on which the Offer can be mailed under the terms of the Support Agreement, if any condition to making condition set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer" is not satisfied or waived by such date other than as a result of the Offeror's default under the Support Agreement; or

  (k)
  by AnorMED, if the Offeror does not mail the Offer within the time prescribed by the Support Agreement or if the Offer does not comply with the provisions thereof in any material respect.

Non-Completion Fee

        Under the Support Agreement, AnorMED must pay to Millennium U.S.$19,500,000 if:

  (ii)
  the Support Agreement is terminated in the circumstances set out in paragraphs (d), (e), (f) or (g) under the heading "Termination of the Support Agreement", above;

  (iii)
  the Support Agreement is terminated pursuant to paragraph (h) under "Termination of the Support Agreement" above as a result of AnorMED being in default of its non-solicitation obligations in respect of Alternative Transactions;

  (iv)
  the Board of Directors fails to provide a Directors' Circular in accordance with the Support Agreement supporting the Offer and recommending that the Shareholders accept the Offer, or withdraws a Directors' Circular containing a recommendation in support of the Offer; or

  (v)
  (A) prior to the termination of the Support Agreement an Alternative Transaction is publicly announced; (B) an Alternative Transaction is consummated during the period commencing September 26, 2006 and ending 12 months following the termination of the Support Agreement, or the Board of Directors approves or recommends an Alternative Transaction during such 12-month period and such Alternative Transaction is subsequently consummated at any time thereafter, or AnorMED enters into a definitive agreement with respect to an Alternative Transaction during such 12-month period and such Alternative Transaction is subsequently consummated at any time thereafter; and (C) the Effective Time has not occurred.

Board of Directors

        AnorMED has agreed that immediately following the acquisition pursuant to the Offer by the Offeror of at least a majority of the outstanding Common Shares, and from time to time thereafter, AnorMED will cooperate with the Offeror and upon request will use its reasonable efforts to secure the resignations of such number of AnorMED directors as may be required to enable the Offeror's designees to be elected or appointed to the Board of Directors.

Subsequent Acquisition Transaction

        Upon the Offeror taking up and paying for more than 66 2/3% of the outstanding Common Shares (on a Diluted Basis) under the Offer, AnorMED has agreed to assist the Offeror in acquiring the balance of the Common Shares as soon as practicable but in any event not later than 120 days after the Expiry Date, by such means as may be determined by the Offeror, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of AnorMED and the Offeror or an affiliate of the Offeror for consideration per Common Share at least equal in value to the consideration paid by the Offeror under the Offer. See Section 9 of the Circular: "Acquisition of Common Shares Not Deposited".

3.    SHAREHOLDER SUPPORT AGREEMENTS

        On September 26, 2006, concurrently with the execution of the Support Agreement, Millennium entered into Shareholder Support Agreements with Kenneth Galbraith, AnorMED's Chairman and Interim Chief Executive Officer, and various funds managed by Baker Bros. Advisory, LLC (the "Supporting Shareholders"), collectively representing approximately 21.5% of the outstanding Common Shares on a Diluted Basis. Pursuant to the Shareholder Support Agreement, the Supporting Shareholders have agreed to deposit their Common Shares to the Offer subject to the conditions set forth therein. The following is a summary of the principal terms of the Shareholder Support Agreement with the Supporting Shareholders (other than Mr. Galbraith, whose Supporting Shareholder Agreement is described below under the heading "Shareholder Support Agreement with Kenneth Galbraith"). This summary is qualified in its entirety by reference to the full text of the Shareholder Support Agreement filed by Millennium and AnorMED with the SEC, available at www.sec.gov, and filed by AnorMED with Securities Authorities in Canada, and available at www.sedar.com.

Agreement to Tender

        Each of the Supporting Shareholders has agreed: (i) to accept the Offer by tendering, on or before the fifteenth Business Day following the making of the Offer, free and clear of all encumbrances, the Common Shares owned by such Supporting Shareholder together with the Letter of Transmittal and, if applicable, Notice of Guaranteed Delivery, and any other documents required in accordance with the Offer; and (ii) not to withdraw the Common Shares of such Supporting Shareholder that are deposited under the Offer except as provided under the Shareholder Support Agreement.

Non-Solicitation Covenant of the Supporting Shareholders

        Each Supporting Shareholder has agreed that, except as permitted under the Shareholder Support Agreement, it shall not, and shall cause its general partners and their respective directors, officers, employees, financial advisors, counsel, agents, trustees, partners or other representatives not to, directly or indirectly: (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any negotiations regarding any Alternative Transaction; (iii) provide any confidential information relating to AnorMED or its subsidiaries to any Person in connection with any Alternative Transaction; or (iv) otherwise cooperate in any effort or attempt by any other Person to do or seek to do any of the foregoing, provided that the Shareholder Support Agreement shall not prevent any nominee or representative of any Supporting Shareholder who is also a director of AnorMED from taking any actions solely in his or her capacity as a member of AnorMED's Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms of the Support Agreement.

        Each Supporting Shareholder has also agreed: (i) to immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted before the date of the Shareholder Support Agreement with respect to any Alternative Transaction, and to request the return or destruction of all confidential written information previously provided to any third party in connection therewith; (ii) it will not release any third party from any confidentiality or standstill agreement in respect of AnorMED that the Supporting Shareholder is party to; and (iii) it will promptly notify the Offeror of any Alternative Transaction or any bona fide inquiry, proposal, discussions or negotiation with respect to any Alternative Transaction of which it becomes aware, except to the extent that the Supporting Shareholder has been advised by its legal counsel that to do so would cause it to breach its fiduciary duties to AnorMED or any of its subsidiaries. Such notice will include, to the extent known to such Supporting Shareholder, the material terms and conditions of the Alternative Transaction, inquiry, proposal, discussion or negotiation. Notice must be made orally and in writing to the Offeror and shall indicate, to the extent known to such Supporting Shareholder, such details of the proposal, inquiry or contact as the Offeror may reasonably request, including the identity of the person making the proposal, inquiry or contact and the terms and conditions of such Alternative Transaction, inquiry, proposal, discussion or negotiation.

Additional Covenants of the Supporting Shareholders

        Each Supporting Shareholder has agreed, among other things, that it will not: (i) option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its Common Shares, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing; (ii) grant or agree to grant any proxy, power of attorney or other right to vote its Common Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to its Common Shares; (iii) vote or cause to be voted any of its Common Shares in respect of any proposed action by AnorMED or its Shareholders or affiliates or any other Person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer; or (iv) not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to its Common Shares under the Shareholder Support Agreement.

        Upon the Offeror taking up and paying for the Common Shares tendered by the Supporting Shareholders and acquiring Common Shares representing at least a majority of the then outstanding Common Shares, upon the written request of the Offeror, each Supporting Shareholder will or will cause any nominee or representative of the Supporting Shareholder who acts as a director of AnorMED or any of its subsidiaries to resign in an orderly manner and to assist with the appointment as directors of such person or persons designated by the Offeror.

        In addition, each Supporting Shareholder has agreed that, in the event that the Offeror concludes that it is necessary or desirable to proceed with a form of transaction other than the Offer (including, without limitation, a plan of arrangement or amalgamation) under which the Offeror or its affiliates would effectively acquire all of the Common Shares on economic and other terms and conditions no less favourable to the Supporting Shareholders than those contemplated under the Shareholder Support Agreement, as determined by such Supporting Shareholder, acting reasonably, such Supporting Shareholder will support the completion of such substitute transaction in the same manner as the Offer, including by voting its Common Shares in favour of such substitute transaction.

Covenants of the Offeror

        The Offeror has agreed: (a) to make the Offer, or cause the Offer to be made, in accordance with the terms and conditions of the Support Agreement; (b) to comply with its obligations set forth in the Support Agreement; and (c) not to amend the Support Agreement or the Offer to (i) vary or waive the Minimum Condition described in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer"; (ii) decrease the consideration per Common Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration); (iv) decrease the number of Common Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer or (vi) otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Supporting Shareholders; or (vii) extend the period of time for mailing the Offer except as contemplated under the Support Agreement.

Representations and Warranties of the Supporting Shareholders

        Each Supporting Shareholder has made representations in the Shareholder Support Agreement in respect of the following matters, among others: (i) organization, authority relative to the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement; (ii) ownership of Common Shares; (iii) compliance with organizational documents, contracts and laws; (iv) absence of other agreements relating to the purchase, acquisition or transfer of Common Shares; (v) absence of any voting trust or other similar agreements; (vi) absence of required consents; (vii) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Supporting Shareholder that would adversely affect in any manner the ability of the Supporting Shareholder to enter into the Shareholder Support Agreement and to perform its obligations thereunder or the title of the Supporting Shareholder to any of its Common Shares; (viii) absence of agreements with AnorMED; and (ix) absence of claims against AnorMED.

Representations and Warranties of the Offeror

        The Offeror has made representations and warranties in the Shareholder Support Agreement in respect of the following matters, among others: (i) organization of the Offeror; (ii) authority relative to the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement; (iv) compliance with organizational documents, contracts and laws; (vi) absence of required consents; and (v) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Offeror or any of its affiliates that would adversely affect in any manner the ability of the Offeror to enter into the Shareholder Support Agreement and to perform its obligations thereunder.

Termination of the Shareholder Support Agreement

        The Shareholder Support Agreement may be terminated:

  (b)
  in respect of a Supporting Shareholder, by a written instrument executed by the Offeror and the Supporting Shareholder;

  (c)
  by the Offeror with respect to any Supporting Shareholder if:

  (i)
  any of the representations and warranties of the Supporting Shareholder under the Shareholder Support Agreement are not true and correct in all material respects;

  (ii)
  the Supporting Shareholder has not complied with its material covenants to the Offeror contained in the Shareholder Support Agreement;

    (iii)
    the Offeror is not required to make the Offer under the terms and conditions of the Support Agreement;

    (iv)
    any condition to completion of the Offer under the Support Agreement, each of which is set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer, is not satisfied or waived prior to the Expiry Date;

    (v)
    the Support Agreement has been terminated in accordance with its terms;

  (d)
  by any Supporting Shareholder (in respect of only its obligations) if:

  (i)
  any of the representations and warranties of the Offeror under the Shareholder Support Agreement are not true and correct in all material respects;

  (ii)
  the Offeror has not complied with its material covenants to the Supporting Shareholder contained in the Shareholder Support Agreement;

  (iii)
  the terms of the Offer do not conform with the provisions of the Support Agreement;

  (iv)
  the take-up date has not occurred within 120 days of the latest time on which the Offer could be mailed under the terms of the Support Agreement; provided, however, that if the Offeror's take-up and payment for Common Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Shareholder Support Agreement may not be terminated by the Supporting Shareholders until the earlier of (i) 180 days after the Offer is commenced and (ii) the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

  (v)
  the Offeror has not mailed the Offer within the time period provided for in the Support Agreement;

  (vi)
  the Support Agreement has been terminated in accordance with its terms; or

  (vii)
  a bona fide written proposal for an Alternative Transaction is made available to all holders of Common Shares on identical terms which, if consummated in accordance with its terms, would result in a transaction more favourable to the Supporting Shareholder, as determined by such Supporting Shareholder, acting reasonably, and the Offeror does not increase the consideration under the Offer to consideration at least equivalent to the consideration under such proposal on or prior to the earlier to occur of (1) the third Business Day after the Supporting Shareholders or AnorMED, whichever is first, have advised the Offeror that they or it, as applicable, consider such Alternative Transaction to be a Superior Proposal (as defined under the Support Agreement or the Shareholder Support Agreement, as applicable) and (2) the last day on which the Supporting Shareholder can prudently withdraw the Common Shares it has deposited under the Offer in order to tender, deposit or otherwise deliver such Common Shares to the third party making the Superior Proposal.

        In the event that the Shareholder Support Agreement is terminated as set out above, the Offeror shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Supporting Shareholders shall be entitled to withdraw their Common Shares from the Offer.

        Subject to the survival of the Supporting Shareholders' representations and warranties regarding (i) organization, authority relative to the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement and (ii) ownership of Common Shares, the Shareholder Support Agreement will automatically terminate in respect of a Supporting Shareholder immediately following the completion of the purchase by the Offeror of the Supporting Shareholder's Common Shares.

Shareholder Support Agreement with Kenneth Galbraith

        In addition to the Shareholder Support Agreement entered into by the Supporting Shareholders described above, Millennium has entered into a Shareholder Support Agreement with Kenneth Galbraith, AnorMED's Chairman and Interim Chief Executive Officer, pursuant to which Mr. Galbraith has agreed to deposit under the Offer any Common Shares he holds immediately prior to the Effective Time, subject to the conditions set forth in the Shareholder Support Agreement. As of the date of his Shareholder Support Agreement, Mr. Galbraith held options to acquire 105,000 Common Shares. See Section 2 of the Circular: "Support Agreement—Outstanding Options".

        In addition to the terms outlined above in the "Summary of Shareholders Support Agreements" the following is a summary of some material differences in Mr. Galbraith's Shareholder Support Agreement, which summary is qualified in its entirety by reference to the full text of the Shareholder Support Agreement filed by AnorMED with the SEC, available at www.sec.gov, and with Securities Authorities in Canada, and available at www.sedar.com.

        Mr. Galbraith has agreed that, except as permitted under the Shareholder Support Agreement, he shall not accept or approve or recommend, or cause AnorMED to enter into any agreement related to, any Alternative Transaction.

        Mr. Galbraith has agreed that he shall: (i) not take any action which may reasonably be regarded as likely to reduce the success of or delay or interfere with the completion of the Offer; (ii) use commercially reasonable efforts in his capacity as a holder of Shares to assist AnorMED and the Offeror to successfully complete the Offer; and (iii) not to purchase or enter into any agreement or option or right to purchase any additional Shares or other securities of AnorMED during the term of the Shareholder Support Agreement.

        Mr. Galbraith has made representations and warranties in the Shareholder Support Agreement in respect of the following matters: (i) no knowledge of material facts with respect to the Shares or material changes with respect to AnorMED; (ii) accuracy of disclosures made in AnorMED's public filings; and (iii) AnorMED's representations and warranties in the Support Agreement being true and correct.

        Mr. Galbraith has agreed that when not in material default in the performance of his obligations under the Shareholder Support Agreement, he may only terminate the Shareholder Support Agreement by written notice to the Offeror if: (i) any of the representations and warranties of the Offeror under the Shareholder Support Agreement shall not be true and correct in all material respects; (ii) the Offeror shall not have complied in all material respects with its covenants to Mr. Galbraith contained in the Shareholder Support Agreement; or (iii) if Mr. Galbraith's Shares have not been taken up and paid for under the Offer within 20 days following the Expiry Date.

        Mr. Galbaith's Shareholder Support Agreement stipulates that nothing in the Shareholder Support Agreement shall prevent Mr. Galbraith, as a director of AnorMED, from engaging in deliberations solely in his capacity as a member of the Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms and conditions of the Support Agreement.

4.    RECOMMENDATION OF THE BOARD OF DIRECTORS OF ANORMED

        The Board of Directors of AnorMED, after consultation with its legal and financial advisors, and upon receipt of an opinion from Goldman, Sachs & Co., has unanimously determined that the Offer is fair to the Shareholders and to recommend that Shareholders accept the Offer.

5.    PURPOSE OF THE OFFER AND THE OFFEROR'S PLANS FOR ANORMED

        The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. If the Offeror acquires at least 90% of the Common Shares, the Offeror may acquire the remaining Common Shares pursuant to a Compulsory Acquisition. If the Offeror acquires less than 90% of the Common Shares, the Offeror currently intends to avail itself of such other corporate actions or proceedings as may be legally available, including a Subsequent Acquisition Transaction, to acquire the remaining Common Shares without the consent of the holders thereof.

        The acquisition of the Common Shares of AnorMED provides Millennium with the opportunity to carry forward the development of MOZOBIL™ (AMD3100), a late-stage Phase III hematology-oncology product of AnorMED. Millennium believes that MOZOBIL™ is an excellent strategic fit with Millennium's focus in hematology-oncology, where Millennium's product VELCADE® (bortezomib) for Injection leads the market in treating patients with relapsed multiple myeloma, a hematological cancer. This proposed acquisition is aligned with Millennium's goal to bring in products that accelerate revenue growth, leverage its oncology sales infrastructure and benefit from Millennium's development, regulatory and commercial expertise. Millennium plans to carry forward the work of the AnorMED team and to improve outcomes for transplant-eligible patients by bringing MOZOBIL™ to market after the acquisition.

        Upon the completion of the acquisition, Millennium believes AnorMED would strengthen Millennium's foundation in building a leading biopharmaceutical company in oncology and inflammation. The assets of the combined companies would consist of:

  •
  VELCADE®—A first-in-class, market-leading product which provides an unmatched survival advantage to relapsed multiple myeloma patients. Millennium was recently granted priority review with a PDUFA date of December 9, 2006 by the FDA for its supplementary new drug application covering VELCADE® for relapsed mantle cell lymphoma, reflecting Millennium's ability to leverage its development and regulatory expertise to secure the expedited approval of its product candidates. Phase III trials are ongoing in newly diagnosed multiple myeloma patients and relapsed follicular and marginal zone lymphoma patients. Over 300 trials are ongoing or planned to explore the potential of VELCADE® in other cancers.

  •
  MOZOBIL™—A first-in-class, late-stage Phase III molecule for stem-cell transplant in multiple myeloma and NHL with a planned U.S. launch in 2008. MOZOBIL™ has additional potential in chemosensitization for hematological diseases including AML and CLL.

  •
  Novel development pipeline—A pipeline of nine oncology and inflammation molecules in clinical development and late-stage preclinical development, in addition to VELCADE® and MOZOBIL™.

  •
  Innovative discovery organization—An oncology-focused discovery organization with expertise in protein homeostasis, signal transduction and cell-surface targets. In the past three years, six Millennium discovered molecules have progressed to the development pipeline.

  •
  Collaborations—Millennium is engaged in several strategic alliances which provide significant revenues to Millennium through royalties on product sales, milestone payments and reimbursements. Alliances include an ex-U.S. commercialization and global development agreement with Johnson & Johnson Pharmaceutical Research & Development, L.L.C. for

    VELCADE®, a development and commercialization agreement with sanofi-aventis for anti-inflammatory small molecules and a royalty-based agreement with Schering-Plough Corporation for the marketed-product INTEGRILIN® (eptifibatide) Injection.

        Post-acquisition plans are underway to integrate AnorMED's business and operations within Millennium. One of the principal goals of the integration is to accelerate the commercial launch of MOZOBIL™.

6.    SOURCE OF FUNDS

        Millennium estimates that if the Offeror acquires all of the Common Shares pursuant to the Offer (including the Common Shares that may become outstanding after the date of the Offer on the exercise of the outstanding Options) the total amount required under the Offer to purchase such Common Shares and to pay the related fees and expenses of the Offeror will be approximately U.S.$520 million, in aggregate. Millennium will provide the Offeror with funds to purchase the Common Shares the Offeror will take up under the Offer. Millennium has sufficient cash on hand to pay for such Common Shares and related expenses. The Offer is not subject to any financing condition.

7.    THE OFFEROR AND MILLENNIUM

        Millennium was incorporated under the laws of the State of Delaware in 1993. The principal executive offices of Millennium are located at 40 Landsdowne Street, Cambridge, Massachusetts, 02139, and the telephone number is (617) 679-7000.

        Millennium is a leading biopharmaceutical company focused on discovering, developing and commercializing innovative products in disease areas such as cancer and inflammatory disorders, where unmet medical needs demand new therapies. Millennium 'markets VELCADE®, the market leader for the treatment of patients with relapsed multiple myeloma. Millennium has a development pipeline of nine clinical and preclinical product candidates in its therapeutic focus areas. Its discovery organization is focused on oncology. Strategic business relationships are a key component of Millennium's business.

        The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and Millennium and of the controlling persons of Millennium, and certain other information is set forth on Schedule 1 hereto.

        None of the Offeror, Millennium or the persons listed in Schedule 1 has, during the past five years, been convicted in a criminal proceeding. None of the Offeror, Millennium or the persons listed in Schedule 1 has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal, provincial or state securities laws, or a finding of any violation of federal, provincial or state securities laws.

        Except as described in this Circular or in the accompanying Offer, none of the Offeror, Millennium, or, to the best knowledge of the Offeror, any of the persons listed in Schedule 1 or any associate or subsidiary of the Offeror, Millennium or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Common Shares. Furthermore, none of the Offeror, Millennium or, to the best knowledge of the Offeror, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Common Shares during the past 60 days.

        The Offeror is an indirect wholly-owned subsidiary of Millennium. The Offeror has not carried on any business prior to the date of the Offer, other than in respect of matters related to the making of the Offer. The Offeror was incorporated under the laws of the Province of Alberta by Certificate of

Incorporation dated September 29, 2006. The Offeror's registered office is located at 1900 First Canadian Centre, 350 - 7th Avenue S.W., Calgary, Alberta, T2P 3N9 and the telephone number is (403) 218-6200.

8.     ANORMED

General

        AnorMED was incorporated under the CBCA on January 5, 1996 as "AnorMED Inc." Its corporate head office is located at 200 - 20353 Avenue, Langley, British Columbia, Canada V2Y 1N5. Its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1B3. AnorMED has one wholly-owned subsidiary, AnorMED UK Limited, incorporated within the United Kingdom.

        AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on AnorMED's research into chemokine receptors. AnorMED's product pipeline includes MOZOBIL™, currently in Phase III clinical trials in cancer patients undergoing stem cell transplantation; AMD070, currently in "proof-of-principle" Phase I-II studies for HIV; and several novel classes of compounds in preclinical development that target specific chemokine receptors known to be involved in a variety of diseases.

Share Capital

        According to the Directors' Circular of AnorMED dated October 5, 2006, AnorMED's authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares issuable in one or more series, without par value. As of September 26, 2006, (i) 41,977,011 Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of AnorMED; (ii) no preferred shares were issued and outstanding; and (iii) there were outstanding Options issued under AnorMED's stock option plans providing for the issuance of an aggregate of 2,375,204 Common Shares upon the exercise thereof.

        The Common Shares are listed and posted for trading on the TSX under the symbol "AOM". The Common shares began trading on NASDAQ on September 8, 2006 under the symbol of "ANOR". Before then, the Common Shares were trading under the symbol of "AOM" on AMEX.

Dividend Policy

        Based on publicly available information, the Offeror believes that AnorMED has not paid dividends on the Common Shares since its incorporation and intends to retain all of its available funds if any, for use on its business and does not anticipate paying dividends in the foreseeable future.

Price Ranges and Trading Volumes of Common Shares

        The following table sets forth the reported high and low sales prices and the cumulative volume of trading of the Common Shares on the TSX and NASDAQ (or before listing on NASDAQ, on AMEX) for the periods indicated:

	TSX			NASDAQ / AMEX*
	High	Low	Volume	High	Low	Volume
	(Cdn.$)	(Cdn.$)	(#)	(U.S.$)	(U.S.$)	(#)
Monthly 2006
September	14.06	10.80	8,213,930	12.74	9.70	12,685,050
August	11.00	5.55	5,295,840	9.99	5.03	7,458,400
July	7.49	6.14	1,136,640	6.53	5.75	437,000
June	8.01	6.27	788,120	7.29	5.75	843,000
May	8.30	7.46	3,844,750	7.43	6.83	1,067,400
April	8.18	7.50	2,414,030	7.10	6.55	953,400
March	8.00	6.93	4,184,670	6.93	6.14	2,150,600
February	7.37	6.24	3,740,130	6.42	5.41	927,100
January	6.66	5.00	3,508,710	5.77	4.28	1,021,500
2005
December	4.77	3.90	1,414,180	4.15	3.40	318,000
November	4.30	3.95	1,042,090	3.65	3.40	252,200
October	4.18	3.80	458,380
September	4.77	4.10	555,410
August	4.85	4.35	494,790
Quarterly 2006
July—September	14.06	5.55	14,646,410	12.74	5.03	20,580,450
April—June	8.30	6.27	7,046,900	7.43	5.75	2,863,800
January—March	8.00	5.00	11,433,510	6.93	4.28	4,099,200
Quarterly 2005
October—December	4.77	3.80	2,914,650	4.15	3.40	570,200
July—September	4.85	3.60	3,588,450
April—June	4.25	3.62	3,812,620
January—March	5.60	4.15	3,199,620

*
The Common Shares began trading on AMEX in November 2005.

        The Offer was announced to the public on September 26, 2006. On September 25, 2006, the last trading day prior to the announcement of the Offer, the closing price of the Common Shares on the TSX was Cdn.$11.10 and on NASDAQ was U.S.$9.95. The Offer represents a premium of approximately 20.7% and 20.6%, respectively, over the closing price of Common Shares on the TSX and NASDAQ on the last trading day immediately preceding the announcement of the Offer and a premium of approximately 23.7% and 22.2%, respectively, over the weighted average trading price of the Common Shares on the TSX and NASDAQ for the 30 trading days immediately preceding the announcement of the Offer.

Previous Distributions

        Based on publicly available information, other than distributions of Common Shares pursuant to AnorMED's incentive stock option and employee and director share purchase plans, the Offeror believes that the following are the only distributions of Common Shares effected during the five years preceding the Offer:

  (a)
  On December 8, 2005, pursuant to an agreement with an underwriting syndicate, AnorMED issued 8,625,000 Common Shares at a price of Cdn.$4.00 per share for gross proceeds of Cdn.$34,500,000.

  (b)
  On December 23, 2003, pursuant to an agreement with an underwriting syndicate, AnorMED issued 6,000,000 Common Shares at a price of Cdn.$4.90 per share for gross proceeds of Cdn.$29,400,000.

  (c)
  During the year ended March 31, 2003, AnorMED issued 20,000 Common Shares to Clearview Venture Partners, L.L.C. at an issue price of Cdn.$4.00 as consideration for certain consulting services.

Information and Reporting Requirements

        Pursuant to the provisions of the securities laws of the provinces of Canada, the directors of AnorMED must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of AnorMED subsequent to the date of the most recent published financial statements of AnorMED. In addition, AnorMED is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of AnorMED's Board of Directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days after the date of the Offer.

        AnorMED is a "reporting issuer" or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by The Canadian Depositary for Securities Limited at www.sedar.com.

        The Common Shares are registered under the Exchange Act. Accordingly, AnorMED is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., United States 20549. Such reports and other information are also available through the Internet website maintained by the SEC at www.sec.gov.

9.    ACQUISITION OF COMMON SHARES NOT DEPOSITED

        It is the Offeror's intention that if it takes up and pays for Common Shares deposited under the Offer, it will enter into one or more transactions to enable the Offeror to acquire all Common Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Common Shares (on a Diluted Basis), other than Common Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), the Offeror intends, to the extent possible, to acquire pursuant to section 206 of the CBCA and otherwise in accordance with applicable laws the remainder of the Common Shares from those Shareholders who have not accepted the Offer (a "Compulsory Acquisition").

        To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each holder of Common Shares who did not accept the Offer (and each person who subsequently acquires any such Common Shares) (in each case, a "Dissenting Offeree") and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to AnorMED the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Common Shares held by such Dissenting Offeree to AnorMED and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror's Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives the Offeror's Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree's Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to AnorMED referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be less or more than the amount paid pursuant to the Offer.

        The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors. See Section 18 of the Circular: "Canadian Federal Income Tax Consequences" and Section 17 of the Circular: "United States Federal Income Tax Consequences", for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

        If the Offeror takes up and pays for Common Shares validly deposited under the Offer and the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue such right, the Offeror intends to pursue other lawful means of acquiring the remainder of the Common Shares not tendered to the Offer. Upon the Offeror taking up and paying for more than 66 2/3% of the outstanding Common Shares (on a Diluted Basis) under the Offer, the Offeror intends to acquire the balance of the Common Shares not tendered to the Offer as soon as practicable, but in any event not later than 120 days after the Expiry Date by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving AnorMED and the Offeror or an affiliate of the Offeror to acquire the remaining Common Shares not acquired pursuant to the Offer for cash consideration per Common Share equal in value to the consideration paid by the Offeror under the

Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror should own sufficient Common Shares to effect a Subsequent Acquisition Transaction.

        Each type of Subsequent Acquisition Transaction described above would be a "business combination" under OSC Rule 61-501 and a "going private transaction" under AMF Regulation Q-27. In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with OSC Rule 61-501 or a "going private transaction" in accordance with AMF Regulation Q-27, the "related party transaction" provisions of OSC Rule 61-501 and AMF Regulation Q-27 do not apply to such transaction. The Offeror currently intends to carry out any such Subsequent Acquisition Transaction in accordance with OSC Rule 61-501 and AMF Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the related party transaction provisions of OSC Rule 61-501 and AMF Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.

        OSC Rule 61-501 and AMF Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the affected securities (and subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror currently intends to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMF Regulation Q-27 exempting the Offeror or AnorMED or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMF Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror expects that these exemptions will be available.

        Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. OSC Rule 61-501 and AMF Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than the Offeror, any "interested party" or any person or company who is a "related party" of the Offeror or an "interested party" for purposes of OSC Rule 61-501 and AMF Regulation Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing. OSC Rule 61-501 and AMF Regulation Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer and the Subsequent Acquisition Transaction is completed no later than 120 days after the date of expiry of the formal take-over bid. The Offeror intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash consideration paid to Shareholders under the Offer and that the Subsequent Acquisition Transaction would be completed within 120 days of the date of expiry of the formal take-over bid and the Offeror intends to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction.

        In addition, under OSC Rule 61-501 and AMF Regulation Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.

        If the Offeror is unable to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving AnorMED or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals or exemptions, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from AnorMED, or taking no further action to acquire additional Common Shares. Subject to applicable law, any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares or may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Common Shares under the Offer.

        Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares under Section 190 of the CBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 18 of the Circular: "Canadian Federal Income Tax Consequences", and Section 17 of the Circular: "United States Federal Income Tax Consequences".

        Shareholders should consult their legal advisors for a determination of their legal rights and the consequences to them with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

        Prior to the adoption of OSC Rule 61-501 (or its predecessor OSC Policy 9.1) and AMF Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

        Shareholders should consult their legal advisors for a determination of their legal rights.

10.    HOLDINGS OF SECURITIES OF ANORMED

        None of Millennium or the Offeror or, to the knowledge of Millennium and the Offeror after reasonable inquiry, any of the persons listed in Schedule 1 to this Circular, or any other senior officer, or any associate (as defined under Rule 12b-2 of the Exchange Act) or majority-owned subsidiary (as defined under Rule 12b-2 of the Exchange Act) of any of the foregoing, or any person holding more than 10% of any class of equity securities of the Offeror or any person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of AnorMED, except to the extent that Millennium has certain rights pursuant to the Shareholder Support Agreement.

11.    TRADING IN SECURITIES OF ANORMED

        None of Millennium or the Offeror or, to the knowledge of Millennium and the Offeror after reasonable inquiry, any of the persons listed in Schedule 1 to this Circular or any associate of Millennium or the Offeror or any majority owned subsidiary of Millennium or the Offeror has effected any transaction in Common Shares or any other equity securities of AnorMED during the 60 days preceding the Offer.

        Neither the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any of the persons referred to above has traded in any securities of AnorMED during the 12 months preceding the date hereof.

12.    COMMITMENTS TO ACQUIRE SECURITIES OF ANORMED

        No securities of AnorMED are subject to any commitments to acquire such securities made by the Offeror or by directors or senior officers of the Offeror or, to the knowledge of directors and senior officers of the Offeror, after reasonable enquiry, (i) by any associate of any director or officer of the Offeror, (ii) by any person or company who beneficially owns or exercises control or direction over, directly or indirectly, more than 10% of any class of equity securities of the Offeror or (iii) by any person acting jointly or in concert with the Offeror, other than the commitments made by the Offeror or its affiliates pursuant to the Support Agreement and the Shareholder Support Agreements.

13.    ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

        Other than the Shareholder Support Agreements and covenants in the Support Agreement to cause AnorMED to fulfil its obligations under existing indemnity agreements previously entered into by AnorMED there are no contracts, arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of AnorMED and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office. Pursuant to the terms of the Support Agreement, the Offeror has agreed that the officers and employees of AnorMED will be entitled, upon termination of their employment with AnorMED, to receive payments (subject to limits set forth in the Support Agreement) in respect of severance obligations of AnorMED. Other than pursuant to the Support Agreement and the Shareholder Support Agreements, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holder of AnorMED with respect to the Offer or between the Offeror and any person or company with respect to any securities of AnorMED in relation to the Offer.

14.    EFFECT OF THE OFFER ON MARKETS FOR THE COMMON SHARES AND STOCK EXCHANGE LISTINGS

        The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of holders of Common

Shares, and, depending on the number of Common Shares deposited and purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

        The rules and regulations of the TSX and NASDAQ establish certain criteria which, if not met, could lead to the cessation of trading and delisting of the Common Shares on such exchanges. Among such criteria are the minimum number of holders of Common Shares, the minimum number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and NASDAQ. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Common Shares. It is the intention of the Offeror to cause AnorMED to apply to delist the Common Shares from the TSX and NASDAQ as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Moreover, in the event the Common Shares are delisted, such shares would constitute "taxable Canadian property" to non-resident holders of Common Shares. As a result, subject to relief under an applicable tax treaty, a non-resident holder of Common Shares would be subject to Canadian taxation in respect of any disposition or deemed disposition of such shares. Any such disposition or deemed disposition of Common Shares by a non-resident at a time when the Common Shares are not listed on a prescribed stock exchange (including the TSX and NASDAQ) would trigger certain tax reporting requirements, including tax filings which are required to be made contemporaneously with any such disposition, and purchasers would generally be required to withhold a portion of the purchase price on any such disposition and remit same to the Canadian tax authorities. Non-resident holders of Common Shares should consult their own tax advisors in the event the Common Shares are delisted.

        After the purchase of the Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, AnorMED may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada and such other jurisdictions where AnorMED has similar obligations. Furthermore, it may be possible for AnorMED to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause AnorMED to cease to be a reporting issuer under the securities laws of each province of Canada and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

        In addition, after the purchase of Common Shares under the Offer and subject to applicable laws, the Offeror intends to cause AnorMED to take steps toward the elimination of its public reporting requirements under applicable Canadian securities legislation.

        The Common Shares are also currently registered under the Exchange Act. This registration may be terminated upon application of AnorMED to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by AnorMED to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to AnorMED, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of AnorMED and persons holding "restricted securities" of AnorMED to dispose of such securities pursuant to Rule 144 or 144A promulgated under the United States Securities Act of 1933, as amended, may be impaired or eliminated. The Offeror intends to seek to cause AnorMED to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        If registration of the Common Shares is not terminated prior to any Subsequent Acquisition Transaction, then the Common Shares will be delisted from NASDAQ and the TSX and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of any Subsequent Acquisition Transaction.

        The Common Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

15.    MATERIAL CHANGES IN THE AFFAIRS OF ANORMED AND OTHER INFORMATION

        The Offeror is not aware of any information which indicates that any material change has occurred in the affairs of AnorMED since March 31, 2006, being the date of the last audited financial statements of AnorMED or in the latest quarterly report of AnorMED, other than as has been publicly disclosed by AnorMED, or is disclosed in the Directors' Circular, dated October 5, 2006, of the Board of Directors of AnorMED in respect of this Offer.

        The Offeror has no knowledge of any other matter that is not disclosed herein and has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

16.    REGULATORY MATTERS

        The Offeror's obligation to take up and pay for Common Shares tendered under the Offer is conditional upon all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities) that are necessary in connection with the Offer having been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws having expired or having been terminated.

        The purchase of Common Shares pursuant to the Offer is not subject to mandatory pre-merger notification in Canada under Part IX of the Competition Act or in the European Union under Council Regulation 139/2004/EC, but is subject to pre-merger notification in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        The Offer is not subject to pre-closing review and approval under the Investment Canada Act. A post-closing notification must be filed in respect of the Offer within 30 days of the Offer having been completed.

17.    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        U.S. TREASURY DEPARTMENT CIRCULAR 230 DISCLAIMER. ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED ON, AND CANNOT BE RELIED ON, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION AND MARKETING (WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR.

        The following summary describes the principal United States federal income tax considerations generally applicable to United States Holders (as defined below) (and regarding Information Reporting and Backup Withholding, non-United States Holders as well) with respect to the disposition of Common Shares pursuant to the Offer or pursuant to certain transactions described in Section 9 of the Circular: "Acquisition of Common Shares Not Deposited". This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as amended, its legislative history, proposed, temporary and final United States Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for United States federal income tax purposes, those who hold their Common Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, foreign persons, those who have a functional currency other than the United States dollar or those who acquired their Common Shares in a compensation transaction. This summary is limited to persons that hold their Securities as "capital assets" within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to holders of options to purchase Common Shares or to Shareholders who own directly, indirectly and/or by attribution 10% or more of the Common Shares. In addition, this discussion does not address any state, local or foreign tax consequences.

        United States Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer or other transactions described in Section 9 of the Circular: "Acquisition of Common Shares Not Deposited".

        As used herein, the term "United States Holder" means a beneficial owner of Common Shares that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to federal income taxation regardless of source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of such trust.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale Pursuant to the Offer

        According to its public filings, AnorMED has disclosed that it may be, or may have been, a passive foreign investment company (a "PFIC") for United States federal income tax purposes for its taxable year ending March 31, 2006, and that it believed it was not a PFIC prior to that year. If AnorMED had been a PFIC for any taxable year in which Common Shares were held by United States Holders, such United States Holders could be subject to unfavourable tax consequences, including treatment of any gain realized on such shares as ordinary income and the imposition of an interest charge applicable during the holding period of such shares by the United States Holder beginning with the year AnorMED became a PFIC. These negative consequences could be mitigated if a United States Holder made or makes a qualified electing fund election. The amount of such mitigation, if any, will depend upon a variety of factors including (i) whether the election was effective for all taxable years that the holder owned the Common Shares and AnorMED was a PFIC, (ii)  whether certain other elections were made, including an election to treat the Common Shares as having been sold for their fair market value at the time of the QEF election, (iii) the amount of AnorMED's earnings and capital gain during the period it was treated as a QEF, and (iv) the amount of gain, if any, realized by the holder upon disposition of the Common Shares. AnorMED has stated in its public filings that it may not provide the information necessary for United States Holders to make a QEF election. If the proposed tender offer is successful, Offeror intends to employ reasonable commercial efforts to cause AnorMED to provide sufficient information to United States Holders to enable them to make a QEF election.

        Subject to the discussion below under the heading "Considerations Relating to the Passive Foreign Investment Company Rules" if AnorMED has not been a PFIC for United States federal income tax purposes, or if AnorMED has been a PFIC but a United States Holder has made an effective QEF election with respect to all taxable years in which the holder held Common Shares and AnorMED was a PFIC (and in certain other limited circumstances), disposition of Common Shares pursuant to the Offer generally will result in recognition of capital gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will generally be a long-term capital gain or loss if such holder has held such Common Shares for more than one year.

        Alternatively, as noted in "Considerations Relating to the Passive Foreign Investment Company Rules" a United States Holder can mitigate the negative tax consequences of PFIC status, in certain circumstances, by making a mark-to-market election. This election will generally result in the inclusion of ordinary income with respect to any appreciation in such holder's Shares as of the close of any taxable year of AnorMED covered by the election. If such a mark-to-market election applies and AnorMED remains a PFIC in the current year, then any gain realized by a United States Holder upon a disposition pursuant to the Offer will be classified as ordinary income for federal income tax purposes and a portion of any loss realized upon such a disposition generally equal to the net amount included in income by the United States Holder in prior years as a result of the mark-to-market election will be classified as an ordinary loss.

Compulsory Acquisition of Common Shares

        The United States federal income tax consequences to a United States Holder of a disposition of Common Shares pursuant to a Compulsory Acquisition generally will be as described under "Sale Pursuant to the Offer" above.

        Subject to the discussion below under the heading "Considerations Relating to the Passive Foreign Investment Company Rules", and although there is no authority directly on point, a United States Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's Common Shares probably will recognize a gain or loss at the time of the Compulsory Acquisition (even if the fair market value of the Common Shares has not yet been judicially determined at such time), in an amount equal to the difference between the fair market value of the Common Shares and the adjusted tax basis of such Common Shares. In such event, gain or loss also would be recognized by the United States Holder at the time the actual fair value payment is determined, to the extent that such payment exceeds or is less than the amount previously recognized. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the United States dollar equivalent to the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the United States Holder's method of accounting.

        United States Holders disposing of their Common Shares pursuant to a Compulsory Acquisition should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

Subsequent Acquisition Transaction

        If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Subsequent Acquisition Transaction. The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above.

        A United States Holder who dissents in a Subsequent Acquisition Transaction and elects to receive the fair value for the holder's Common Shares generally will be treated in the same manner as described above under the heading "Compulsory Acquisition of Common Shares".

        United States Holders that participate in a Subsequent Acquisition Transaction or who dissent in a Subsequent Acquisition Transaction should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

Amounts Subject to Canadian Withholding Tax

        A United States Holder who dissents in a Compulsory Acquisition or a Subsequent Acquisition Transaction and who receives interest, and, as a result, is subject to Canadian withholding tax (or who is otherwise subject to Canadian withholding tax), as described in Section 18 of the Circular: "Canadian Federal Income Tax Consequences—Holders Not Resident in Canada", may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a United States Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year.

Considerations Relating to the Passive Foreign Investment Company Rules

        According to its public filings, AnorMED has disclosed that it may be, or may have been, a PFIC for United States federal income tax purposes for its taxable year ending March 31, 2006, and that, it believed it was not a PFIC prior to that year. A non-United States corporation will be a PFIC for any taxable year if either (i) 75% or more of its gross income in the taxable year is passive income, or (ii) 50% or more of the average value of its assets in the taxable year produces, or is held for the production of, passive income. The IRS takes the position that interest on working capital or any other cash is passive income. If AnorMED had been a PFIC for any taxable year in which Common Shares were held by United States Holders, such United States Holders could be subject to unfavourable tax consequences, including significantly more tax on the disposition of their Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. These tax consequences could be mitigated if the United States Holder makes, or has made, an effective QEF election or election to mark-to-market the holder's Common Shares. If neither election is or has been made, under the PFIC provisions, in any year in which the United States Holder disposes of a Common Share at a gain, special rules apply to the taxation of the gain. The gain must be allocated rateably to each day the United States Holder has held the Common Share. Amounts allocated to each year, beginning with the first year in such holding period during which the foreign company was a PFIC (a "Prior PFIC Year"), are taxable as ordinary income in their entirety (not eligible for the reduced rate for dividends) and not as capital gain, and amounts allocable to Prior PFIC Years may not be offset by any deductions or losses. Amounts allocated to each such Prior PFIC Year are taxable at the highest rate in effect for that year and are subject to an interest charge at the rates applicable to deficiencies for income tax for those periods. The tax consequences described in this paragraph shall be referred to as the "General PFIC Rules".

        Provided that a United States Holder complies with certain reporting requirements, the General PFIC Rules will not apply to it if it makes or has made an election to treat AnorMED as a QEF and either (i) the election is effective for all taxable years that the United States Holder owned Common Shares and AnorMED was a PFIC or (ii) the United States Holder also elects to treat the Common Shares as having been sold for their fair market value at the time the QEF election is first effective and the election remains in effect for all subsequent years in which AnorMED is a PFIC. Instead, a United States Holder that has made a QEF election is required for each taxable year to include in income a pro rata share of AnorMED's ordinary earnings as ordinary income and a pro rata share of its net capital gain as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. In order for the QEF election to be valid, AnorMED must provide United States Holders either (i) a statement showing such United States Holder's pro rata share of AnorMED's ordinary earnings and net capital gain (calculated for United States tax purposes) for AnorMED's taxable year, (ii) sufficient information to enable the United States Holder to calculate its pro rata share for such year, or (iii) a statement that AnorMED has permitted the United States Holder to inspect and copy its permanent books of account, records, and such other documents as may be maintained by AnorMED that are necessary to establish that PFIC ordinary earnings and net capital gain are computed in accordance with United States income tax principles. Treasury regulations provide that the Commissioner of Internal Revenue has the discretion to invalidate or terminate a QEF election if the United States Holder or AnorMED, or an intermediary, fails to satisfy the requirements for the QEF election. AnorMED has stated in its public filings that it may not provide the information necessary for United States Holders to make a QEF election. If the proposed tender offer is successful, Offeror intends to employ reasonable commercial efforts to cause AnorMED to provide sufficient information to United States Holders to enable them to make a QEF election.

        Some or all of the adverse tax consequences attributable to the General PFIC Rules could also be mitigated in certain circumstances by making a QEF election notwithstanding that the election was not effective for all taxable years that AnorMED was a PFIC and no election was made to treat the Common Shares as having been sold for its fair market value at the time the QEF election was first effective. Whether such a QEF election would be beneficial would depend upon a variety of factors including the amount of AnorMED's earnings and capital gains during the period it would be treated as a QEF and the amount of gain, if any, realized by the United States Holder upon disposition of its Common Shares. Special rules also would apply if AnorMED were a "controlled foreign corporation" in the year for which the QEF election by the United States Holder was first effective. The General PFIC Rules also will not apply to a United States Holder if the United States Holder elects or has elected to mark the United States Holder's Common Shares to market each year, provided AnorMED's Shares are considered "marketable stock" within the meaning of the Treasury regulations. A United States Holder making this election recognizes as ordinary income or loss each year an amount equal to the difference, if any, as of the close of the taxable year between the fair market value of the holder's PFIC shares and the holder's adjusted tax basis in such shares. Losses are allowed only to the extent of net mark-to-market gain previously included in income by the United States Holder under the election for prior taxable years, reduced by losses allowed in prior taxable years. If the mark-to-market election were made, then the General PFIC Rules would not apply for periods covered by the election, but any gain realized upon a subsequent disposition of such stock during any year in which AnorMED is a PFIC would be classified as ordinary income.

        Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction is potentially significant, United States Holders are urged to consult their tax advisors with respect to any United States federal, state or local tax consequences to them, including whether or not (and the procedure) to make a QEF election.

Information Reporting and Backup Withholding

        Cash payments made pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction will be reported to the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of United States federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a United States Holder is entitled pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction if such holder (i) fails to supply the paying agent with the shareholder's taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other Shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder's United States federal income tax returns, or (iii) is subject to backup withholding in certain other cases. Accordingly, each United States Holder will be asked to complete and sign a Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary. Shareholders who are not United States Holders should complete and sign an Internal Revenue Service Form W-8 and return it to the Depositary in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

18.    CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the principal Canadian federal income tax considerations under the Canadian Tax Act, as of the date hereof, generally applicable to a Shareholder in respect of the sale of Common Shares pursuant to the Offer or otherwise pursuant to certain transactions described under Section 9 of this Circular: "Acquisition of Common Shares Not Deposited". The summary is based on the provisions of the Canadian Tax Act in force on the date hereof and our understanding of the current published administrative practices of the CRA. The summary takes into account all specific proposals to amend the Canadian Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

        The summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Residents of Canada

        The following portion of the summary is generally applicable only to a Shareholder who, at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada, deals at arm's length with AnorMED and the Offeror, is not affiliated for the purposes of the Canadian Tax Act with AnorMED or the Offeror, and holds Common Shares as capital property. It is a question of fact whether a Shareholder holds Common Shares as capital property, but Common Shares generally will be considered capital property to a Shareholder unless the Shareholder holds such Common Shares in the course of carrying on a business, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. In circumstances where Common Shares may not otherwise constitute capital property to a particular Shareholder who is resident in Canada, such holder may be entitled to elect that such shares be deemed to be capital property by making an irrevocable election under subsection 39(4) of the Canadian Tax Act to treat all Canadian securities (as defined in the Canadian Tax Act) as capital property. This portion of the summary does not apply to Shareholders who are "financial institutions", "specified financial institutions" or an interest in which would be a "tax shelter investment", each as defined in the Canadian Tax Act.

  Capital Gains and Capital Losses

        A Shareholder whose Common Shares are taken up and paid for under the Offer will be considered to have disposed of such shares for purposes of the Canadian Tax Act. On such disposition, the Shareholder will realize a capital gain (or capital loss) in respect of the shares so disposed of to the extent that proceeds of disposition received or deemed to have been received by the Shareholder for such shares exceed (or are less than) the total amount of the adjusted cost base to the Shareholder of such shares and any reasonable costs of disposition. For this purpose, based on a price of U.S.$12.00 per Common Share, the proceeds of disposition will be equal to the Canadian dollar equivalent of U.S.$12.00 per share computed at the prevailing exchange rate if the Shareholder receives U.S. dollars, or the amount actually paid in Canadian dollars if the Shareholder elects to receive payment in Canadian funds.

        Generally, a Shareholder who disposes of Common Shares pursuant to the Offer will be required to include one-half of the amount of any capital gain (a "taxable capital gain") realized on such disposition in income, and one-half of the amount of any capital loss (an "allowable capital loss") realized on such disposition will be required to be deducted against taxable capital gains realized in the year of disposition. Allowable capital losses realized by a Shareholder on the disposition of Common Shares and not deducted by the Shareholder in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canadian Tax Act.

        In general, a capital loss otherwise arising upon the disposition of a Common Share by a Shareholder which is a corporation will be reduced by dividends previously received or deemed to have been received thereon to the extent and under the circumstances prescribed in the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or where a partnership or trust of which a corporation is a member or a beneficiary is a member of a partnership or a beneficiary of a trust that owns Common Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

        A Shareholder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains. 80% of capital gains realized by an individual or a trust, other than certain specified trusts, on the disposition of Common Shares will be taken into account in determining their liability for alternative minimum tax under the Canadian Tax Act.

  Compulsory Acquisition

        As described under Section 9 of this Circular: "Acquisition of Common Shares Not Deposited", the Offeror may, in certain circumstances, acquire Common Shares pursuant to statutory provisions contained in the CBCA. A Shareholder who disposes of the Common Shares in such circumstances will generally realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under "Residents of Canada—Capital Gains and Capital Losses".

  Subsequent Acquisition Transaction

        If the compulsory acquisition provisions of the CBCA are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares as described under Section 9 of this Circular: "Acquisition of Common Shares Not Deposited". The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out so the following summary is of a general nature only. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of AnorMED with the Offeror or one of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares ("Redeemable Preference Shares") which would then be immediately redeemed for cash. Such a Shareholder would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Redeemable Preference Shares received would generally be equal to the aggregate of the adjusted cost base of the Common Shares to the Shareholder immediately before the amalgamation. Upon the redemption of Redeemable Preference Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Canadian Tax Act to holders of such shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Preference Shares exceeds the paid-up capital thereof for the purposes of the Canadian Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for the purposes of computing any capital gain or capital loss arising on the disposition of such shares.

        Subject to the potential application of the rules discussed below, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Preference Shares will be included in computing its income, but normally will also be deductible in computing its taxable income. A capital loss arising upon the redemption of a Redeemable Preference Share may be reduced by dividends previously received or deemed to have been received thereon or on Common Shares for which they were exchanged as described above under "Residents of Canada—Capital Gains and Capital Losses". Subsection 55(2) of the Canadian Tax Act provides that where a corporate Shareholder is deemed to receive a dividend under the circumstances described above and such dividend is deductible in computing the shareholder's taxable income and is not subject to Part IV of the Canadian Tax Act, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Preference Shares for the purpose of computing the shareholder's capital gain on the disposition of such shares. Accordingly, corporate Shareholders should consult their tax advisors for specific advice with respect to the potential application of this provision.

        A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Canadian Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Canadian Tax Act on dividends deemed to be received on the Redeemable Preference Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

        In the case of a Shareholder who is an individual (including certain trusts), dividends deemed to be received as a result of the redemption of the Redeemable Preference Shares will be included in computing the individual's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Draft legislation released by the Minister of Finance (Canada) on June 29, 2006 proposes to enhance the gross-up and dividend tax credit for eligible dividends received after 2005 from taxable Canadian corporations. Eligible dividends will generally include dividends paid after 2005 by taxable Canadian corporations where those dividends have been designated as eligible dividends by the dividend-paying corporation.

        Under the current administrative practices of CRA, Shareholders who exercise their statutory rights of dissent in respect of an amalgamation may be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Shareholder therefor, other than interest awarded by the court. However, because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Shareholder will be treated entirely as proceeds of disposition paid by the amalgamated corporation, or in part as the payment of a deemed dividend by the predecessor corporation, dissenting Shareholders should consult their own tax advisors in this regard.

        As an alternative to the amalgamation discussed above, the Offeror may propose a statutory arrangement or other transaction, the tax consequences of which may differ from those described above. No opinion is expressed herein as to the tax consequences of any such transaction to a Shareholder.

Non-Residents of Canada

        The following portion of the summary is generally applicable only to a Shareholder who at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty, is not resident, nor deemed to be resident, in Canada, deals at arm's length with AnorMED and the Offeror, is not affiliated for purposes of the Canadian Tax Act with AnorMED or the Offeror, holds Common Shares as capital property and does not use or hold, and is not deemed to use or hold, Common Shares in the course of carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere. This portion of the summary assumes that the Common Shares will be listed on the TSX or NASDAQ at the time such shares are disposed of pursuant to the Offer. The following portion of the summary only addresses Canadian federal income tax considerations, so Non-Resident Holders should consult their own tax advisors for advice with respect to any non-Canadian tax consequences of the Offer.

        A Non-Resident Holder will not be subject to Canadian capital gains taxation under the Canadian Tax Act on the disposition of Common Shares pursuant to the Offer unless the Non-Resident Holder's Common Shares constitute taxable Canadian property, as defined in the Canadian Tax Act, to such holder. Generally, Common Shares will constitute taxable Canadian property to a Non-Resident Holder if: (i) that Non-Resident Holder, either alone or together with persons with whom the Non-Resident Holder does not deal at arm's length, at any time in the 60-month period that ends at the time of the disposition, has owned 25% or more of the issued and outstanding shares of any class or series of AnorMED; or (ii) the holder's Common Shares were acquired in a tax deferred exchange for property which was itself taxable Canadian property.

        Non-Resident Holders whose Common Shares constitute "taxable Canadian property" to them and who are not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax treaty will generally be subject to similar tax consequences as described above under "Residents of Canada—Capital Gains and Capital Losses". Non-Resident Holders whose Common Shares constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

  Compulsory Acquisition

        As described under Section 9 of this Circular: "Acquisition of Common Shares Not Deposited", the Offeror may, in certain circumstances, acquire Common Shares pursuant to statutory provisions contained in the CBCA. A Non-Resident Holder who disposes of Common Shares to the Offeror that are taxable Canadian property to such holder in such circumstances may realize a capital gain. If any such capital gain is not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax treaty, such holder will be generally subject to similar tax consequences in respect of such capital gain as described above under "Resident of Canada—Capital Gains and Capital Losses". Non-Resident Holders whose Common Shares are being compulsorily acquired should consult their own tax advisors for advice having regard to their particular circumstances.

  Subsequent Acquisition Transaction

        If the compulsory acquisition provisions of the CBCA are not utilized, the Offeror may propose other means to acquire the remaining Common Shares, as described under Section 9 of this Circular: "Acquisition of Common Shares Not Deposited". The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than as described above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty. In addition, if a Subsequent Acquisition Transaction is implemented by means of a capital reorganization or share consolidation, the notification and withholding requirements provided for in section 116 of the Canadian Tax Act may apply to Non-Resident Holders.

        Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction and of exercising their statutory rights of dissent in respect of any such Subsequent Acquisition Transaction.

19.    ACCEPTANCE OF THE OFFER

        The Offeror has no knowledge regarding whether any Shareholders will accept the Offer, other than Shareholders who have agreed to accept the Offer pursuant to the Shareholder Support Agreements.

20.    LEGAL MATTERS

        Millennium and the Offeror are being advised in respect of certain Canadian legal matters concerning the Offer by McCarthy Tétrault LLP and certain United States legal matters concerning the Offer by Wilmer Cutler Pickering Hale and Dorr LLP.

21.    DEPOSITARY, U.S. FORWARDING AGENT, DEALER MANAGERS AND INFORMATION AGENT

        Computershare Investor Services Inc. is acting as the Depositary and U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario as specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary and the U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

        JP Morgan Securities Canada Inc. and JP Morgan Securities Inc. are acting in Canada and the United States, respectively, as Dealer Managers in connection with the Offer. JP Morgan Securities Inc. is also acting as Millennium's financial advisor in connection with the Offer and will receive compensation for providing such services. Millennium and the Offeror have agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including fees, disbursements and other charges of legal counsel, and to indemnify the Dealer Managers against certain liabilities, including liabilities under applicable securities laws, in connection with the Offer.

        The Offeror has retained MacKenzie Partners, Inc. to act as the Information Agent. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, in connection therewith.

        Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or the U.S. Forwarding Agent or who make use of the services of a member of the Soliciting Dealer Group.

        Shareholders should contact the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.

22.    STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

CERTIFICATE

        The contents of the Offer and this Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of the Offeror and Millennium.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or market price of the securities which are the subject of the Offer.

DATED the 5th day of October, 2006.

SIDNEY ACQUISITIONS ULC

(Signed) DEBORAH DUNSIRE, M.D. President and Chief Executive Officer	(Signed) MARSHA H. FANUCCI Chief Financial Officer and Treasurer
On behalf of the Board of Directors
(Signed) LAURIE B. KEATING, ESQ. Director	(Signed) JOEL GOLDBERG, ESQ. Director
MILLENNIUM PHARMACEUTICALS, INC.
(Signed) DEBORAH DUNSIRE, M.D. President and Chief Executive Officer	(Signed) MARSHA H. FANUCCI Senior Vice President and Chief Financial Officer
On behalf of the Board of Directors
(Signed) KENNETH E. WEG Director	(Signed) MARK J. LEVIN Director

SCHEDULE 1

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF THE OFFEROR AND MILLENNIUM

I.    Directors and Executive Officers of the Offeror

        The following table sets forth the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name, principal business and address of the organization in which the employment is conducted for each member of the Offeror's board of directors and each executive officer of the Offeror. Each person listed below is a citizen of the United States, other than Mr. Blackett who is a Canadian resident. The business address of each such director or executive officer is c/o Field LLP, 1900 First Canadian Centre, 350 - 7th Avenue S.W., Calgary, AB T2P 3N9 and the business telephone number is (403) 260-8500.

Name	Present Principal Occupation or Employment; Name Material Positions Held During the Past Five Years
Directors
Donald Blackett
Mr. Blackett is the Assistant Secretary and a director of the Offeror (since October 2006). Mr. Blackett is a partner with the law firm Field LLP. Prior to becoming a partner with Field LLP, Mr. Blackett was a national partner with Baker & McKenzie LLP (2001 to 2006). He was a contract solicitor for Ballem Maclnnes LLP (1999 to 2001) and a partner with both Cummings Blackett Bretzloff Todesco (also known as Cummings & Company) (1995 to 1999), and McCarthy Tétrault LLP (1982 to 1994). Mr. Blackett was admitted to the Law Society of Alberta in 1980.
Joel Goldberg
Mr. Goldberg is the Secretary and a director of the Offeror (since October 2006). He is Vice President, Chief Compliance Officer and Secretary of Millennium (since August 2006). Mr. Goldberg was Associate General Counsel (August 2004 to August 2006), Senior Counsel (February 2002 to August 2004) and Counsel (July 2001 to February 2002) of Millennium. Prior to joining Millennium, Mr. Goldberg was an associate at the law firm of Edwards & Angell LLP (August 1996 to July 2001).
Laurie B. Keating
Ms. Keating is a director of the Offeror (since October 2006). Ms. Keating is Senior Vice President and General Counsel of Millennium (since September 2004). Prior to joining Millennium, Ms. Keating was Vice President of Operations and Finance (September 2003 to September 2004), member of the Board of Directors (June 2001 to present) and Chief Executive Officer (June 2001 to September 2003) of Hydra Biosciences, Inc., a biopharmaceutical company. Prior to 2001 she served as an executive of several high technology companies including Iomega Corporation and Sybase, Inc.

Executive Officers
Deborah Dunsire, M.D.
Dr. Dunsire is President and Chief Executive Officer of the Offeror (since October 2006). Dr. Dunsire is President and Chief Executive Officer of Millennium (since July 2005). Prior to joining Millennium, Dr. Dunsire was Head of North American Oncology Operations (2000 to July 2005) and Vice President, Oncology Business Unit (1996 to 2000) of Novartis, a pharmaceutical company. Prior to that she held various positions with Sandoz, a pharmaceutical company (1988 to 1996) in the areas of product management, scientific development and clinical research.
Marsha Fanucci
Ms. Fanucci is Treasurer and Chief Financial Officer of the Offeror (since October 2006). Ms. Fanucci is Senior Vice President & Chief Financial Officer of Millennium (since July 2004). Ms. Fanucci was Senior Vice President, Finance and Corporate Strategy of Millennium (October 2003 to July 2004), Vice President, Finance and Corporate Strategy (July 2003 to October 2003) and Vice President, Corporate Development (July 2000 to July 2003). Prior to joining Millennium, she was Vice President, Corporate Development and Strategy of Genzyme Corporation, a biotechnology company (August 1998 to June 2000). She is a director of Momenta Pharmaceuticals, Inc. a biotechnology company.
Joel Goldberg	See Above under "Directors"
Donald Blackett	See Above under "Directors"

Note:

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

II.    Directors and Executive Officers of Millennium

        The following table sets forth the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name, principal business and address of the organization in which the employment is conducted for each member of Millennium's board of directors and each executive officer of Millennium. Unless otherwise indicated, each person listed below is a citizen of United States. The business address of each such director or executive officer is c/o Millennium Pharmaceuticals, Inc., 40 Landsdowne Street, Cambridge, Massachusetts 02139, and the business telephone is c/o Millennium Pharmaceuticals, Inc. (617) 679-7000.

Name	Present Principal Occupation or Employment; Name Material Positions Held During the Past Five Years
Directors
Deborah Dunsire, M.D.

Dr. Dunsire is President and Chief Executive Officer of Millennium (since July 2005). Prior to joining Millennium, Dr. Dunsire was Head of North American Oncology Operations (2000 to July 2005) and Vice President, Oncology Business Unit (1996 to 2000) of Novartis, a pharmaceutical company. Prior to that she held various positions with Sandoz, a pharmaceutical company (1988 to 1996) in the areas of product management, scientific development and clinical research.
Robert F. Friel
Mr. Friel is Vice Chairman and President of Life and Analytical Sciences of PerkinElmer, Inc., a global technology leader in health services and photonics (since 2005). Prior to being appointed Vice Chairman, Mr. Friel served as Executive Vice President and Chief Financial Officer of PerkinElmer (2004 to 2005). He joined PerkinElmer in 1999 and was one of the primary architects of PerkinElmer's transformation into a global technology leader in health sciences and photonics. Previously, he held several senior management positions at AlliedSignal, Inc., now Honeywell International, a technology and manufacturing company. Mr. Friel is a director of PerkinElmer, Inc. and Fairchild Semiconductor International, Inc., a supplier of high performance power products.
A. Grant Heidrich, III
Mr. Heidrich is Partner Emeritus of Mayfield, a venture capital firm (since January 2004). He served as General Partner and Managing Director of Mayfield (1983 to 2004). He is a director of Cytokinetics, Incorporated, a biopharmaceutical company, and PolyFuel Inc., a company that develops engineered membranes for fuel cells. Mr. Heidrich served as a Director of Aveo Pharmaceuticals, a biopharmaceutical company.

Charles J. Homcy, M.D.
Dr. Homcy is President and Chief Executive Officer of Portola Pharmaceuticals, Inc., a biotechnology company (since November 2003). He is also a Clinical Professor of Medicine at the University of California, San Francisco Medical School (since 1997) and an attending physician at the San Francisco VA Hospital (since 1997). Dr. Homcy served as Senior Advisor R&D of Millennium (January 2003 to November 2003) and President of Research and Development (February 2002 to December 2002). Prior to joining Millennium, Dr. Homcy was Executive Vice President, Research and Development (1995 to February 2002) and Director (1998 to February 2002) of COR Therapeutics, Inc., a biotechnology company. He served as President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories, a pharmaceutical company (now a division of Wyeth-Ayerst Laboratories) (1994 to March 1995). He is a director of Kosan Biosciences Incorporated, a biotechnology company, Cytokinetics, Incorporated, a biopharmaceutical company, and Geron Corporation, a biopharmaceutical company.
Raju S. Kucherlapati, Ph.D
Dr. Kucherlapati is Scientific Director of the Harvard-Partners Center for Genetics and Genomics and Professor of Genetics at Harvard Medical School (since September 2001). He was Professor and Chairman of the Department of Molecular Genetics at Albert Einstein College of Medicine (1989 to September 2001). Dr. Kucherlapati is a founder of Millennium. He was a director of Abgenix, Inc., a biotechnology company, until it was acquired by Amgen.
Eric S. Lander, Ph.D.
Dr. Lander is a founder and Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by the Whitehead Institute, MIT and Harvard University (since November 2003). He is also a Member of the Whitehead Institute for Biomedical Research (since 1989), a Professor and Associate Professor, Department of Biology at the Massachusetts Institute of Technology (since 1989) and a Professor at Harvard Medical School (since January 2004). He was the Director of Whitehead/MIT Center for Genome Research (1993 to November 2003). Dr. Lander is a founder of Millennium. He is a director of Infinity Pharmaceuticals, Inc., a biotechnology company.
Mark J. Levin
Mr. Levin is a founder of Millennium and is now retired from his positions of Chairperson of the Board of Directors of Millennium (March 1996 to July 2005), President (1993 to July 2005) and Chief Executive Officer (November 1994 to July 2005). Prior to joining Millennium, Mr. Levin was a Partner at Mayfield, a venture capital firm (1987 to 1994), where he launched Cell Genesys, Inc., CytoTherapeutics, Inc., and Tularik, Inc. Prior to joining Mayfield, he held various positions with Genentech, Inc., Foxboro Company, Miller Brewing Company and Eli Lilly and Company (1974 to 1987) in biochemical and process engineering, marketing and project leadership. Mr. Levin is a member of the National Academy of Engineering and an honorary member of the American Institute for Medical and Biological Engineering.

Norman C. Selby
Mr. Selby is Senior Managing Director of Perseus, L.L.C., a merchant bank and private equity fund management company (since August 2005). Mr. Selby is also Chairman of Windhover Information, Inc., a publishing and information company serving the pharmaceutical, biotechnology and medical device industries (since May 2004). He served as President and Chief Executive Officer of TransForm Pharmaceuticals, Inc., a drug development company (June 2001 to May 2004). He was Head of Consumer Internet Business of Citigroup, a financial services company (June 1999 to July 2000), Executive Vice President of Citicorp (September 1997 to July 2000) and Director and Senior Partner of McKinsey & Company, an international management consulting firm (1978 to 1997) and Head of the firm's global pharmaceutical practice. Mr. Selby serves on the Board of the Memorial Sloan-Kettering Cancer Center.
Kenneth E. Weg
Mr. Weg is Chairman of Clearview Projects, Inc., a company engaged in partnering and deal transaction services to biopharmaceutical companies and academic institutions (since February 2001). Mr. Weg served as Vice Chairman (1999 to 2001), member of the Office of Chairman (1998 to 2001), Executive Vice President (1995 to 2001), President of the Worldwide Medicines Group (1997 to 1998), President of the Pharmaceutical Group (1993 to 1996) and President of Pharmaceutical Operations (1991 to 1993) of Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Weg serves on the Board of Fox Chase Cancer Center.
Anthony Wild, Ph.D.
Dr. Wild is Chairman of MedPointe Pharmaceuticals, Inc., a specialty pharmaceutical company (since its founding in October 2001) and was its Chief Executive Officer from October 2001 until May 2005. Prior to founding MedPointe, Dr. Wild served as Executive Vice President of Warner-Lambert and President of its Pharmaceutical Sector until the merger with Pfizer in June 2000, with worldwide responsibility for Warner-Lambert's pharmaceutical commercial operations and research and development. Before joining Warner-Lambert in 1995, Dr. Wild spent 22 years with Schering-Plough Corporation in a number of positions across the globe, culminating as president of Schering-Plough's Japanese operations. Dr. Wild is also a Managing Partner of BOWS Pharmaceuticals AG in Switzerland, serves as Chairman of the Advisory Board of Ferrer, Freeman and Company, a healthcare private equity firm based in Connecticut and is also on the board of directors of Fovea S.A., a Paris-based biotechnology company.

Executive Officers
Christophe Bianchi, M.D.	Dr. Bianchi is Executive Vice President, Commercial Operations of Millennium (since February 2006). Prior to joining Millennium, Dr. Bianchi was Vice President, Business Unit Head, Oncology of sanofi-aventis US (formerly sanofi-synthelabo USA), a biopharmaceutical company (2004 to January 2006). Previously, he was Vice President, Internal Medicine and Central Nervous System Business Unit at sanofi-synthelabo (2001 to 2004). He served as President Europe, Senior Vice President Global Marketing and Business Development of Sangstat Pharmaceuticals, a biopharmaceutical company (2000 to 2001). Dr. Bianchi held various positions with Rhone-Poulenc Rorer, a biopharmaceutical company (1989 to 1999), where his last position was Vice President of Global Marketing.
Deborah Dunsire, M.D.	See Above under "Directors"
Marsha Fanucci	Ms. Fanucci is Senior Vice President & Chief Financial Officer of Millennium (since July 2004). Ms. Fanucci was Senior Vice President, Finance and Corporate Strategy of Millennium (October 2003 to July 2004), Vice President, Finance and Corporate Strategy (July 2003 to October 2003) and Vice President, Corporate Development (July 2000 to July 2003). Prior to joining Millennium, she was Vice President, Corporate Development and Strategy of Genzyme Corporation, a biotechnology company (August 1998 to June 2000). She is a director of Momenta Pharmaceuticals, Inc. a biotechnology company.
Stephen M. Gansler	Mr. Gansler is Senior Vice President, Human Resources of Millennium (since February 2006). Prior to joining Millennium, Mr. Gansler was Vice President, Human Resources of Synta Pharmaceuticals, Inc., a biotechnology company (2005 to February 2006). He was Senior Vice President, Human Resources of Covanta Energy Corporation, a provider of alternative energy and water services (2001 to 2004). Prior to that, Mr. Gansler held Vice President of Human Resources positions at Johnson & Johnson, a diversified health care company (1981 to 2001) and was a member of the management board of a number of Johnson & Johnson companies.
Laurie B. Keating	Ms. Keating is Senior Vice President and General Counsel of Millennium (since September 2004). Prior to joining Millennium, Ms. Keating was Vice President of Operations and Finance (September 2003 to September 2004), member of the Board of Directors (June 2001 to present) and Chief Executive Officer (June 2001 to September 2003) of Hydra Biosciences, Inc., a biopharmaceutical company. Prior to 2001 she served as an executive of several high technology companies including Iomega Corporation and Sybase, Inc.
Anna Protopapas	Ms. Protopapas is Senior Vice President, Corporate Development (since March 2005). Ms. Protopapas was Vice President, Corporate Development of Millennium (March 2001 to March 2005), Senior Director, Corporate Development (April 1999 to March 2001) and Director, Corporate Development (October 1997 to April 1999). Prior to joining Millennium, Ms. Protopapas held a variety of marketing and business development roles in companies outside of the life sciences field.

Robert Tepper, M.D.	Dr. Tepper is President, Research and Development of Millennium (since December 2002). Dr. Tepper was Executive Vice President, Discovery of Millennium (June 2001 to December 2002) and Chief Scientific Officer (March 1999 to December 2002), Senior Vice President (June 2000 to June 2001), Chief Scientific Officer, Pharmaceuticals (November 1997 to March 1999), Vice President, Biology (January 1996 to November 1997), and Director, Biology (August 1994 to January 1996).

Note:

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

The Depositary for the Offer is:
Computershare Investor Services Inc.
By Hand, Mail and Courier
100 University Avenue
9th Floor
Toronto, Ontario
M5J 2Y1

Toll Free (Canada and United States) 1-800-564-6253
Email: corporateactions@computershare.com
By Mail
Computershare Investor Services Inc.
P.O. Box 7021
31 Aldelaide Street East
Toronto, Ontario
M5C 3H2
Attn: Corporate Actions

The U.S. Forwarding Agent is:
Computershare Investor Services Inc.
250 Royall Street
Canton, Massachusetts
USA 02021

The Information Agent is:

105 Madison Avenue
New York, New York
USA 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885

QuickLinks

OFFER TO PURCHASE FOR CASH all of the issued and outstanding common shares of ANORMED INC. on the basis of U.S.$12.00 for each Common Share by SIDNEY ACQUISITIONS ULC an indirect wholly-owned subsidiary of MILLENNIUM PHARMACEUTICALS, INC.
The Dealer Managers for the Offer are
NOTICE TO SHAREHOLDERS
FORWARD-LOOKING STATEMENTS
CURRENCY AND EXCHANGE RATES
NOTICE TO HOLDERS OF OPTIONS
TABLE OF CONTENTS
SUMMARY TERM SHEET
SUMMARY
GLOSSARY
OFFER TO PURCHASE
  1. THE OFFER
  2. TIME FOR ACCEPTANCE
  3. MANNER OF ACCEPTANCE
  4. CONDITIONS OF THE OFFER
  5. EXTENSION AND VARIATION OF THE OFFER
  6. TAKE UP AND PAYMENT FOR DEPOSITED COMMON SHARES
  7. WITHDRAWAL OF DEPOSITED COMMON SHARES
  8. RETURN OF COMMON SHARES
  9. CHANGES IN CAPITALIZATION, DISTRIBUTIONS AND LIENS
  10. MAIL SERVICE INTERRUPTION
  11. NOTICE
  12. MARKET PURCHASES
  13. OTHER TERMS OF THE OFFER
CIRCULAR
  1. BACKGROUND TO THE OFFER
  2. SUPPORT AGREEMENT
  3. SHAREHOLDER SUPPORT AGREEMENTS
  4. RECOMMENDATION OF THE BOARD OF DIRECTORS OF ANORMED
  5. PURPOSE OF THE OFFER AND THE OFFEROR'S PLANS FOR ANORMED
  6. SOURCE OF FUNDS
  7. THE OFFEROR AND MILLENNIUM
  9. ACQUISITION OF COMMON SHARES NOT DEPOSITED
  10. HOLDINGS OF SECURITIES OF ANORMED
  11. TRADING IN SECURITIES OF ANORMED
  12. COMMITMENTS TO ACQUIRE SECURITIES OF ANORMED
  13. ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS
  14. EFFECT OF THE OFFER ON MARKETS FOR THE COMMON SHARES AND STOCK EXCHANGE LISTINGS
  15. MATERIAL CHANGES IN THE AFFAIRS OF ANORMED AND OTHER INFORMATION
  16. REGULATORY MATTERS
  17. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
  18. CANADIAN FEDERAL INCOME TAX CONSEQUENCES
  19. ACCEPTANCE OF THE OFFER
  20. LEGAL MATTERS
  21. DEPOSITARY, U.S. FORWARDING AGENT, DEALER MANAGERS AND INFORMATION AGENT
  22. STATUTORY RIGHTS
CERTIFICATE
SCHEDULE 1
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND MILLENNIUM